Exhibit 4.45

REDACTED

Certain identified information, indicated by [*****], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

[Contract Number]

EUROPEAN COMMISSION Directorate-General for Health and Food Safety

ADVANCE PURCHASE AGREEMENT (“APA”)1 for the development, production, advance purchase and supply of a COVID-19 vaccine for EU Member States

NUMBER — [*****]

1.        The European Commission (the “Commission”), acting on behalf and in the name of the Member States listed in Annex I (the “participating Member State(s)”)2 being represented for the purposes of the signature of this APA by Ms Stella Kyriakides, Commissioner for Health and Food Safety

and

2.        CUREVAC AG, Friedrich-Miescher-Str. 15, 72076 Tübingen, Deutschland, HRB 754041, Stuttgart District Court, DE 221 393 632,

(the “contractor”), represented for the purposes of the signature of this APA which has the form of a framework contract by [*****],

The Commission, acting on behalf and in the name of the participating Member States, and the contractor are together referred to as the “Parties” and each individually as a “Party”.

HAVE AGREED

to the special conditions and the general conditions of this APA and the following annexes:

Annex I –	List of participating Member States

Annex II –	Template Vaccine Order Form

Annex III –	Annex 7 to Commission Decision C(2020) 4192 final of 18 June 2020 - Agreement between the Commission and Member States on procuring COVID-19 vaccines on behalf of the Member States and related procedures

Annex IV –	Preliminary Specification of the Product

Annex V –	List of (planned) manufacturing network partners

[1]	This APA is based on the agreement between the Commission and the Member States as approved by Commission Decision C(2020) 4192 final on approving the agreement with Member States on procuring Covid-19 vaccines on behalf of the Member States and related procedures.
[2]	As provided for in Article 4(5)(b) of Council Regulation (EU) 2016/369 of 15 March 2016 on the provision of emergency support within the Union as amended by Council Regulation (EU) 2020/521 of 14 April 2020 activating the emergency support under Regulation (EU) 2016/369, and amending its provisions taking into account the COVID-19 outbreak.

Annex VI –	Template Goods Received Form

Annex VII –	Description of the contractor's intended utilisation of the up-front payment and the second up-front payment which form an integral part of this APA.

Recitals

A.	The world is experiencing an emergency healthcare crisis due to the SARS-CoV-2 (“COVID-19”) pandemic (the “COVID-19 pandemic”) and the global demand for vaccines to prevent COVID-19 virus infection is expected to be in order of magnitude of billions of doses.

B.	The contractor and its affiliates are currently working to develop and manufacture an mRNA-based vaccine to help protect against COVID-19 virus infection in humans (the “Product” as further defined below).

C.	The contractor's project for the development of the Product has completed dose selection and is about to enter pivotal Phase IIB/III clinical trial studies towards regulatory submission. Furthermore, the contractor is currently establishing its own and external manufacturing capacities in Europe through partnerships with experienced contract manufacturing organisations (“CMOs”) in order to meaningfully contribute to controlling the COVID-19 pandemic. While the contractor has prioritised and accelerated its efforts to develop and manufacture the Product in light of the current COVID-19 pandemic, there is nonetheless substantial uncertainty around these efforts, in particular with respect to (i) the clinical development of the Product, with respect to (ii) the Product's ability to show sufficient efficacy to prevent a COVID-19 infection, with respect to (iii) the question whether the Product might have inacceptable adverse event symptoms beyond what will be documented in the ongoing and planned clinical trials and with respect to (iv) obtaining timely EU marketing authorisation for the Product as well as with respect to (v) the establishment of sufficient production and manufacturing capacity.

D.	The Commission intends to create the environment required to support a secure manufacturing network and optimisation for the production of vaccines against COVID-19. To this effect the Commission has concluded an agreement with all Member States of the European Union to conclude, on behalf and in the name of the Member States, Advance Purchase Agreements with vaccine manufacturers with the objective to procure vaccines for the purposes of combatting the COVID-19 pandemic at Union level.

E.	The Commission wishes to secure supply of the Product for human use for the participating Member States during the COVID-19 Pandemic as promptly as possible.

F.	The intention of the Commission, on behalf of the Member States, is to ensure that the population in the European Union will be able to access a vaccine in sufficient quantities and at a fair price, but also in safe conditions. The vaccine should only be available to the population once its safety and efficacy will have been cleared by the competent regulatory bodies.

G.	According to the Agreement between the Commission and the Member States[3] and in particular Article 4 thereof, the Commission can conclude an Advance Purchase Agreement that contains a right and an obligation for participating Member States to acquire vaccine doses. Where the Commission intends to enter into such an agreement, it shall inform the Member States of such intention and the detailed terms. In case a Member State does not agree with the conclusion of an APA containing an obligation to acquire vaccine doses or its terms, it has the right to opt out by explicit notification to the Commission. All participating Member States not having opted out in accordance with the Agreement between the Commission and the Member States are deemed to have authorised the Commission to negotiate and conclude an Advance Purchase Agreement with the vaccine manufacturer in their name and on their behalf.

H.	This APA is such an agreement which the Commission enters into on behalf and in the name of the Member States which have not opted out of the agreement. These participating Member States will then have an obligation to acquire the Product and a right to be supplied with the respective Product doses. While the APA is legally binding upon those participating Member States, it will be further implemented by means of the conclusion of contracts between the participating Member States and the contractor. The present APA will be complemented by a Vaccine Order Form (“Vaccine Order Form”) between each of the participating Member States and the contractor. A template Vaccine Order Form for the agreement between each of the participating Member States and the contractor is attached in Annex II.

I.	The development, production, advance sale and supply of the Product as per this APA require significant investments by the contractor to increase the speed of vaccine research and development and clinical trials and the preparation of the at-scale production capacity along the entire production value chain in the EU required for a rapid deployment of the millions of doses of the Product. The Commission as well as the participating Member States are willing to contribute to financing of those investments in the form of up-front payments.

J.	Pursuant to these terms and conditions, access to Product doses will be allocated to Member States according to a population distribution key, unless a different allocation would be communicated by the Commission to the contractor. The up-front payments, paid by the Commission, should be taken into account in equal terms per dose ordered by the Member States.

K.	The Parties recognise that the accelerated development timelines to deliver the clinical trial and follow-up programme agreed with EMA means that the contractor under no circumstance can warrant, or assume any liability, at the time of entry into force of this APA that the Product will be ultimately available or will produce the desired results, i.e. shows sufficient efficacy to prevent a COVID-19 infection, or be without inacceptable side effects. The participating Member States are willing to share those risks, which includes an obligation of the participating Member States to indemnify the contractor and its CMOs in case of liability incurred, settlements paid and certain costs relating to third party claims with respect to those risks under the conditions set out in this APA. The Commission and participating Member States acknowledge that the use of Products will happen under epidemic conditions requiring such use, and that the administration of the Product will therefore be conducted under the sole responsibility of the participating Member States.

[3]	Such agreement is based on Article 4(5)(b) of Regulation (EU) 2016/369 of 15 March 2016 on the provision of emergency support within the Union, OJ L 70, 16.3.2016, p.1, as amended by Council Regulation (EU) 2020/521 of 14 April 2020 activating the emergency support under Regulation (EU) 2016/369, and amending its provisions taking into account the COVID-19 outbreak, OJ L 117, 15.4.2020, p. 3. The agreement was approved Decision C(2020) 4192 final of 18 June 2020 (see Annex III to this APA).

L.	The participating Member States acknowledge that, in light of the uncertainties both with respect to the development of the Product and the accelerated establishment of sufficient manufacturing capacities, the delivery dates set out in this APA are the contractor's current best estimates only and subject to change. Due to possible delays in the authorisation, production and release of the Product, no Product or only reduced volumes of the Product may be available at the estimated delivery dates set out in this APA. In the case of delays to the anticipated availability of the Product, the contractor aims to allocate the doses of the Product fairly across the demand of doses, which the contractor has or will contractually commit to towards its present and future customers, as such doses become available.

M.	The participating Member States further acknowledge that the specification of the Product has not yet been fully determined and still contains target specifications, which are being refined as supporting data emerges. In particular, the vaccination regimen ([*****]) and product shelf-life and stability profile ([*****]) have not yet been fully established. Also, the final presentation of the Product is still under consideration. The preliminary specification provided in Annex IV to this APA is therefore only indicative. The final specification will be determined by the EU marketing authorisation.

N.	Against this background, the Commission wishes to enter into, on behalf and in the name of the participating Member States, an Advance Purchase Agreement with the contractor to secure the availability of a total of 225 million doses of the Product, to be allocated among the participating Member States in accordance with the allocation principles set out in this APA. The Commission, on behalf and in the name of the participating Member States, shall furthermore have the option to order up to a total of 180 million additional doses of the Product within [*****] from the contractor obtaining (conditional) EU marketing authorisation, subject to the terms and conditions of this APA.

This APA sets out:

a.	the procedure and conditions by which the Commission and the participating Member States shall pay for the purchase from and supply of the Product by the contractor;
b.	the supply obligations of the contractor for the Product and the estimated delivery schedule;
c.	the provisions that apply to any Vaccine Order Form which the participating Member States and the contractor may conclude under this APA; and
d.	the obligations of the Parties during and after the duration of this APA.

TABLE OF CONTENTS

	Recitals		2
TABLE OF CONTENTS			5
I.	Special Conditions		7
	I.1.	Order of priority of provisions	7
	I.2.	Definitions	7
	I.3.	Subject matter	10
	I.4.	Entry into force and duration of the APA	11
	I.5.	Implementation of the APA	11
	I.6.	Product	12
	I.7.	Contract Volume	13
	I.8.	Allocation and Vaccine Order Forms	13
	I.9.	Development Timeline; Special Commitments	14
	I.10.	Right of the participating Member States to re-sell, export and/or distribute the Product	15
	I.11.	Delivery; Estimated Delivery Schedule; Delays	16
	I.12.	Delays	17
	I.13.	Packaging; Labelling	17
	I.14.	Warranties; Acceptance mechanism	18
	I.15.	Product recalls	19
	I.16.	Price of the Product	19
	I.17.	Payment obligations	20
	I.18.	Contractor's bank account	21
	I.19.	Communication details	22
	I.20.	Exploitation of the results of the APA	22
	I.21.	Applicable law and settlement of disputes	22
	I.22.	Reporting	23
	I.23.	Indemnification	23
II.	GENERAL CONDITIONS		26
	II.1.	Severability	26
	II.2.	Provision of Supplies	26
	II.3.	Communication between the parties	26
	II.4.	Liability	27
	II.5.	Conflict of interest and professional conflicting interests	27
	II.6.	Confidentiality and public announcements	28
	II.7.	Processing of personal data	29

II.8.	Subcontracting	29
II.9.	Amendments	29
II.10.	Assignment	30
II.11.	Force majeure	30
II.12.	Reduction in price	30
II.13.	Suspension of the APA	31
II.14.	Termination of the APA	32
II.15.	Payment Requests, Invoices, Value Added Tax and e-invoicing	35
II.16.	Payments	35
II.17.	Checks and audits	37

I.             Special Conditions

I.1.	Order of priority of provisions

If there is any conflict between different provisions in this APA, the following rules must be applied:

(a)	The provisions set out in the special conditions take precedence over those in the other parts of this APA, including all annexes.
(b)	The provisions set out in the special conditions and the general conditions (including all annexes other than Annexes II and VI) take precedence over those in the template Vaccine Order Form (Annex II) and in any Vaccine Order Form concluded between a participating Member State and the contractor.
(c)	The provisions set out in the special conditions and the general conditions (including all annexes other than Annex VI) take precedence over Annex VI.

All documents issued by the contractor (such as end-user agreements, general terms and conditions, etc.) are held inapplicable, unless they are issued under or in accordance with this APA (such as the final specifications, (formal) notifications, etc.). In all circumstances, in the event of contradiction between this APA and documents issued by the contractor, this APA prevails, regardless of any provision to the contrary in the contractor’s documents.

I.2.	Definitions

For the purpose of this APA, the following definitions (indicated in italics in the text) apply:

‘Additional Doses up-front payment’: the up-front payment relating to the Additional European Doses as specified in Article I.17.2(b).

‘Additional European Doses’: the additional number of doses, which may be ordered by the Commission in accordance with Article I.7.2.

‘Affiliate’: any company, partnership or other entity that controls, is controlled by, or is under common control with the contractor. For purposes of this definition only, "control" means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, more than 50 % of the outstanding voting securities or other ownership interest of such entity, provided that, if applicable law requires a minimum percentage of local ownership, control will be established by direct or indirect beneficial ownership of 100 % of the maximum ownership interest that may, under such applicable law, be owned by foreign interests, provided, however, that regarding the contractor, the term affiliate shall not include [*****], [*****] and/or any other companies controlled by [*****] and/or [*****] that are not subsidiaries of the contractor.

‘Apparent defect’: any defect of the Product existent at the moment of delivery at the delivery site of the relevant participating Member State that has been identified or could have been identified upon visual inspection of the pallet or grouping box of the Product or the temperature monitoring device. It may include a physical damage, a leakage, an incorrect labelling or temperature readings or recordings that deviate from the required cold chain specifications.

‘Breach of obligations’: failure by the contractor to fulfil one or more of its contractual obligations, unless the APA (i) states explicitly that the non-fulfilment of an obligation shall not result in any consequences or (ii) provides for a specific consequence other than those set forth in Article II.14.

‘CMO’: a contract manufacturing organisation.

‘Commission’: the European Commission.

‘Confidential information or document’: any information or document disclosed or given between the Parties or on their behalf in the context of the negotiation and conclusion of the APA (including the terms of the APA and the Vaccine Order Forms) and/or the performance of the APA. It does not include any information (i) the receiving Party can prove was known to it prior to the date of disclosure; (ii) the receiving Party can prove was lawfully obtained from a third party without any obligation of confidentiality; (iii) is or becomes part of the public domain other than through any act or omission of the receiving Party; or (iv) is independently developed by the receiving Party without use of or reference to the disclosing Party’s confidential information or documents, as evidenced by the receiving Party’s records.

‘Conflict of interest’: a situation where the impartial and objective performance of this APA by the contractor is compromised for reasons involving family, emotional life, political or national affinity, economic interest, any other direct or indirect personal interest, or any other shared interest with the Commission, the participating Member State or any third party related to the subject matter of this APA, it being understood that the conclusion, implementation and performance of further agreements on the provision of the Product shall not constitute a conflict of interest.

‘Contractor’: CUREVAC AG with its seat in Tübingen, registered with the commercial register of the local court of Stuttgart under HRB 754041.

‘COVID-19 pandemic’: the pandemic as further described in the Recitals.

‘Delivery site(s)’: the delivery site as indicated in the relevant Vaccine Order Form.

‘Dose’: the amount of the Product as specified in Article I.6.3.

‘EMA’: the European Medicines Agency.

‘EU marketing authorisation’: the approval under the relevant provisions of Regulation (EC) 726/2004 of the European Parliament and of the Council of 31 March 2004 laying down Union procedures for the authorisation and supervisions of medicinal products for human and veterinary use and establishing a European Medicines Agency, by the European Commission necessary for the placing on the market of the Product for vaccination in the territory of the European Union, including conditional marketing authorisation in accordance with Article 14-a of Regulation 726/2004 and Commission Regulation 507/2006/EC.

‘Final specification’: the final specification of the Product as to be determined by contractor in accordance with in Article I.6.2.

‘Force majeure’: any unforeseeable, exceptional situation or event beyond the control of the Parties that prevents either of them from fulfilling any of their obligations under the APA. The situation or event must not be attributable to error or negligence on the part of the Parties or on the part of the subcontractors and must prove to be inevitable despite their exercising due diligence. Defaults of service, defects in equipment or material or delays in making them available, labour disputes, strikes and financial difficulties may not be invoked as force majeure, unless they are caused by a relevant case of force majeure.

‘Formal notification’ (or ‘formally notify’): form of communication between the Parties made in writing by mail or e-mail in English, which provides the sender with compelling evidence that the message was delivered to the specified recipient.

‘Fraud’: an act or omission committed in order to make an unlawful gain for the perpetrator or another by causing a loss to the Union's financial interests, and relating to: i) the use or presentation of false, incorrect or incomplete statements or documents, which has as its effect the misappropriation or wrongful retention of funds or assets from the Union budget, ii) the non-disclosure of information in violation of a specific obligation, with the same effect or iii) the misapplication of such funds or assets for purposes other than those for which they were originally granted, which damages the Union's financial interests.

‘GDP’: good distribution practices in accordance with standards currently required by EU legislation, regulation and guidance, in particular those set out in its Guidelines of 5 November 2013 on Good Distribution Practice of medicinal products for human use published by the European Commission (2013/C 343/01) and other applicable regulation pertaining to distribution practices throughout the supply chain, all as updated, amended and revised from time to time.

‘GMP’: good manufacturing practices in accordance with standards currently required by EU legislation, regulation and guidance and in particular those set out in Directive 2001/83/EC (as amended), Directive 2003/94/EC, Directive 2017/1572 and the guidelines set out in EudraLex - Volume 4 of the Rules Governing Medical Products in the European Union entitled “Good Manufacturing Practice (GMP)”, all as updated, amended and revised from time to time.

‘Goods Received Form’: acknowledgement of receipt of the Products in the form of the template attached as Annex VI to be issued by the participating Member States as specified in Article I.14.5.

‘Grave professional misconduct’: a violation of applicable laws or regulations or ethical standards of the profession to which a contractor or a related person belongs, including any conduct leading to sexual or other exploitation or abuse, or any wrongful conduct of the contractor or a related person which has an impact on its professional credibility where such conduct denotes wrongful intent or gross negligence.

‘Hidden defect’: a physical damage or product manufacturing defect of the Product that does not qualify as an apparent defect.

‘Indemnified Person(s)’: the persons specified as Indemnified Persons in Article I.23.3.

‘Initial European Doses’: the initial number of doses as specified in Article I.7.1.

‘Irregularity’: any infringement of a provision of Union law resulting from an act or omission by an economic operator, which has, or would have, the effect of prejudicing the Union’s budget.

‘Loss(es)’: any harm, damage or loss as specified in Article I.23.3.

‘Notification’ (or ‘notify’): form of communication between the Parties made in writing in English, including by electronic means.

‘Participating Member States’: the Member States listed in Annex I.

‘Party’ (or ‘Parties’): the persons specified as Parties in the beginning of this Agreement..

‘Performance of a Vaccine Order Form’: the delivery of the Product by the contractor to the participating Member State.

‘Product’: the pandemic COVID-19 vaccine as specified in Article I.6.

‘Product IP Rights’: the intellectual property rights generated during the development, manufacture, and supply of the Product, including know-how, as specified in Article I.20.1.

‘Product Price’: the price for the Product per dose as specified in Article I.16.1.

‘Professional conflicting interest’: a situation in which the contractor’s previous or ongoing professional activities affect its capacity to implement this APA or to perform a Vaccine Order Form to an appropriate quality standard, it being understood that the conclusion, implementation and performance of further agreements on the provision of the Product shall not constitute a professional conflicting interest.

‘Related person’: any natural or legal person who is a member of the administrative, management or supervisory body of the contractor, or who has powers of representation, decision or control with regard to the contractor.

‘Reasonable best efforts’: a reasonable degree of best effort to accomplish a given task, acknowledging that such things as, without limitation, the complex and highly regulated nature of the Product; the timely availability of raw materials, inventories and liquid funds; yield of process; the success of necessary clinical trials programs to support safety and immunogenicity data for the Product; the approval of the final Product formulation; contractor's commitments to other purchasers of the Product; other reasons relating to the uncertainties of producing a new vaccine for a new disease with an mRNA platform for which vaccines have not yet been registered by regulatory authorities; and any other currently unknown factors which may delay or render impossible, contractor's successful completion of the particular task, including without limitations, developing a suitable production process as may be required for a new strain of virus, ramping up capacity at contract manufacturing partners, meeting delivery schedules and obtaining the EU marketing authorisation may be beyond the complete control of the contractor, provided, however, that the contractor shall not be required to take any actions inconsistent with past practice, ordinary course of business, prudent and reasonable business behaviour and/or the contractor's budget plannings at the date hereof.

‘Result’: any intended outcome of the implementation of the APA, whatever its form or nature. A result may be further defined in this APA as a deliverable. A result may, in addition to newly created materials produced specifically for the participating Member States by the contractor or at its request, also include pre-existing materials.

‘Second up-front payment’: the further up-front payment as specified in Article I.17.2(a).

‘Specific deliveries’: the delivery terms under the Vaccine Order Form as specified in Article I.8.4.

‘Temporary national authorisation’: the temporary distribution authorisation granted by the relevant participating Member State in accordance with national laws and Article 5 (2) of Directive 2001/83/EC of the European Parliament and of the Council of 6 November 2001 on the Community code relating to medicinal products for human use.

‘Third Party Claim’: any damages claim brought against any of the Indemnified Persons as specified in Article I.23.9.

‘Up-front payment’: the up-front payment specified in Article I.17.1.

‘Vaccine Order Form’: a contract concluded between the contractor and a participating Member State, substantially in the form of Annex II as attached to this APA, specifying details of the delivery site.

I.3.	Subject matter

The subject of this APA is the advance purchase of 225 million doses of the Product, as defined below in Article I.6, to be allocated among the participating Member States by the Commission in accordance with the allocation principles set out below in Article I.8.1. Additionally, this APA gives the Commission the option to order, on behalf and in the name of the participating Member States, up to 180 million additional doses of the Product once EU marketing authorisation has been granted, such additional doses to be allocated between the participating Member States by the Commission as set out below in Article I.8.3.

On the basis of this APA, the contractor commits to use reasonable best efforts (i) to obtain EU marketing authorisation for the Product and (ii) to establish sufficient manufacturing capacities to enable the manufacturing and supply of the contractually agreed volumes of the Product to the participating Member States in accordance with the estimated delivery schedule set out below in Article I.11 once at least a conditional EU marketing authorisation has been granted.

The delivery of the Product to the individual participating Member States, which, without prejudice to Article I.6.2, shall in principle be subject to the grant of at least a conditional EU marketing authorisation, shall be carried out in accordance with the terms and conditions of this APA and in particular the allocation decision formally notified by the Commission, as well as the additional detailed terms of delivery set out in the Vaccine Order Forms to be concluded between the contractor and the participating Member States using the template Vaccine Order Form provided as Annex II to this APA.

I.4.	Entry into force and duration of the APA

I.4.1.	This APA enters into force on the date on which the contractor and the Commission have signed it.

I.4.2.	This APA has a term of 24 months from the date of its entry into force. Its duration may be extended if at the end of the term of 24 months not all of the Initial European Doses or Additional European Doses, as the case may be, have been supplied. In such case, its duration will be extended until the delivery of all of the Initial European Doses or all of the Additional European Doses, as the case may be.

I.4.3.	During the term of this APA, the contractor shall not enter into any agreements or accept any commitments which would impede the contractor's ability to fulfil its main performance obligations under this APA.

I.4.4.	The participating Member States and the contractor may not sign any Vaccine Order Form after this APA expires.

Articles I.23 and II.6 shall remain in full force and effect, and this APA continues to apply to all Vaccine Order Forms signed prior to its expiry, even after the expiry of this APA.

I.5.	Implementation of the APA

This APA shall be implemented following entry into force as follows:

I.5.1.	Following entry into force of this APA, this APA is binding upon the contractor, the Commission and all participating Member States on behalf and in the name of which the Commission has concluded this APA, as identified in Annex I.

I.5.2.	Following entry into force of this APA, the Commission will determine the allocation of the contractually agreed doses of the Product between the participating Member States in accordance with the procedure set out below in Article I.8 and will formally notify this allocation to the contractor. The allocation formally notified to the contractor by the Commission on behalf and in the name of the participating Member States is binding upon all participating Member States.

I.5.3.	Each participating Member State and the contractor will conclude a Vaccine Order Form, using the template Vaccine Order Form attached as Annex II to this APA, setting out the details of the delivery of the doses of the Product allocated to the respective participating Member State. For the avoidance of doubt, each participating Member State is obligated to purchase and pay for the doses contractually allocated to it as formally notified by the Commission regardless of whether such Vaccine Order Form is concluded or not. The general conditions and the special conditions under this APA shall apply to, and, pursuant to Article I.1, prevail over, the Vaccine Order Forms.

I.5.4.	Wherever this APA provides that certain rights enjoyed by the participating Member States under the APA shall be exercised by the Commission, the Commission alone shall be entitled to notify the contractor of the exercise of such rights. Such notification shall be binding upon all participating Member States.

I.5.5.	Wherever this APA provides that certain notifications of the contractor shall be issued to the Commission, such notification to the Commission shall bind all participating Member State(s). The Commission is acting on behalf and in the name of the participating Member States in such cases.

I.5.6.	The foregoing Articles I.5.4 and I.5.5 shall not apply to the Vaccine Order Forms, unless provided otherwise in the APA or the relevant Vaccine Order Form. The Vaccine Order Forms shall only be implemented, performed and consummated by the contractor and the relevant participating Member State (but not the Commission).

I.6.	Product

I.6.1.	The "Product" to be supplied by the contractor under this APA is a pandemic preservative-containing mRNA-based CVnCoV COVID-19 vaccine. More specifically, the mechanism of the technology of the vaccine will be an mRNA-based vaccine coding for the full length pre fusion conformation stabilised version of the full length spike (S) protein of SARS-CoV-2 virus.

I.6.2.	An indicative specification of the Product is provided in Annex IV to this APA. However, due to the early stage of development of the Product, this specification is subject to change. The "final specification" of the Product will be determined by the contractor's documentation of the Product as approved in the EU marketing authorisation. If a participating Member State should request delivery of the Product prior to the grant of the EU marketing authorisation and if contractor accepts such request (where the withholding of such acceptance is at the contractor's discretion pursuant to Article I.7.1), the relevant specification of the Product will be determined by the documentation submitted by the contractor as approved in the temporary national authorisation granted by that participating Member State.

I.6.3.	In the context of this APA, a "dose" of the Product refers to the amount of vaccine, including diluent, needed for one injection; this amount corresponds to [*****], the dose which is taken forward to the pivotal Phase III clinical trial.

I.6.4.	The Product will be provided in the form of [*****] that will require a [*****]. However, the packaging characteristics (final presentation) are still in consideration. The [*****] will likely be presented in [*****] boxes and the [*****]. Packaging will also include [*****]. The injected volume for one dose is expected to be 0.5 ml (after dilution).

It is expected that a vaccination regimen will encompass [*****].

I.7.	Contract Volume

I.7.1.	Subject to the grant of an EU marketing authorisation, the contractor agrees to supply to the participating Member States a total of 225 million doses of the Product (the “Initial European Doses”) in accordance with the estimated delivery schedule set out in Article I.11 below (as adjusted pursuant to Article I.12, as the case may be). The contractor also agrees to supply to a participating Member State the relevant portion of the Initial European Doses in accordance with the estimated delivery schedule set out in Article I.11 below (as adjusted pursuant to Article I.12, as the case may be) if the participating Member State in question has granted a temporary national authorisation and if the contractor accepts the supply on the basis of such temporary national authorisation, it being understood that such acceptance may not be unreasonably withheld, provided, however, that the contractor may, inter alia, reject its acceptance if it sees a potential risk of undermining the public's confidence (in the relevant country or more broadly, in Europe given cross-border social media reach) in the safety and efficacy of potential vaccines without the approval of the Commission.

I.7.2.	The Commission may, on behalf and in the name of the participating Member States, place an additional order for up to 180 million doses of the Product by formal notification to the contractor within [*****] following the grant of the EU marketing authorisation for the Product (the “Additional European Doses”).

I.7.3.	The Initial European Doses and Additional European Doses correspond to the maximum number of doses of the Product that the contractor is able to allocate to this APA in accordance with the delivery schedule set out below in Article I.11.

I.7.4.	In addition to these contractually agreed volumes under this APA, the contractor agrees to discuss in good faith any participating Member State’s request to purchase additional quantities of the Product after satisfying its contractual commitments to other partners and customers. Until the date that the COVID-19 pandemic is considered to be over, the contractor agrees [*****]; for this purpose, the contractor and the participating Member State concerned will decide in good faith, taking into account expert advice, including the advice of the WHO, the date that the COVID-19 pandemic is considered to be over. For the avoidance of doubt, any such additional quantities requested are subject to a separate agreement between the participating Member State and the contractor outside the scope of this APA. For the avoidance of doubt, the contractor shall not be required to enter into any such separate agreement or be held liable under this APA for failure to enter into any such separate agreement.

I.8.           Allocation and Vaccine Order Forms

I.8.1.	The Initial European Doses will be allocated by the Commission among the participating Member States according to a population distribution key, unless a different allocation would be communicated by the Commission to the contractor. The contractor will plan deliveries to each participating Member State in accordance with the allocation key communicated by the Commission pursuant to the foregoing sentence. In order to avoid too small deliveries which could put the supply chain at risk and increase complexity and costs of the deliveries, the Parties agree that the minimum size per delivery will be the lower of either 1,000,000 doses or 12% of the total number of doses allocated to the relevant participating Member State in accordance with the first sentence of this Article.

I.8.2.	The Commission will formally notify to the contractor the volumes of the Product allocated to each participating Member State under this APA within thirty (30) calendar days after entry into force of this APA. This formal notification is binding upon all Parties.

I.8.3.	The Commission will allocate the Additional European Doses between the participating Member States in accordance with the principles set out above in Article I.8.1 and will formally notify the allocation decision to the contractor within thirty (30) calendar days following its order of the Additional European Doses. This formal notification is binding upon all Parties.

I.8.4.	Following the formal notification of the allocation decision by the Commission pursuant to Article I.8.2 or I.8.3 above, as the case may be, the participating Member States and the contractor will conclude Vaccine Order Forms using the template Vaccine Order Form attached to this APA as Annex II. The purpose of these Vaccine Order Forms is to specify further details of the delivery to the respective participating Member State, such as the place of delivery (the "specific deliveries"). Each Vaccine Order Form shall be signed by the relevant representative of the participating Member State and the contractor.

The participating Member States shall send the completed and duly signed Vaccine Order Form attached to this APA as Annex II, within fifteen (15) calendar days after the Commission formally notifies to the contractor its allocation decision. The terms of such Vaccine Order Form, in particular but without limitation, the volume stated therein, shall be aligned with – and do not affect in any manner – the overall volumes, dates and phasing set forth in the delivery schedule set out in Article I.11 below. Within ten (10) calendar days as of receipt of a Vaccine Order Form in compliance with the terms of this APA, in particular the allocation decision of the Commission and the delivery schedule set out Article I.11 below, the contractor will send back to the participating Member States the Vaccine Order Form duly signed and dated.

I.9.	Development Timeline; Special Commitments

I.9.1.	The contractor is currently concluding a dose escalating Phase I clinical trial for the Product and is preparing recruitment and start of pivotal Phase IIb/III clinical trial studies. The contractor currently anticipates that the rolling submission of the dossier to the EMA for EU marketing authorisation of the Product will begin in [*****] and that conditional EU marketing authorisation may be granted within one or two months after submission, based on anticipated accelerated EMA timelines. However, the Parties acknowledge that there is a risk that (i) a conditional EU marketing authorisation may not be granted and that the placing of the Product on the market may instead require a full EU marketing authorisation and that (ii) an EU marketing authorisation may not be granted at all.

I.9.2.	Subject to Article I.7.1, the delivery of the Product to the participating Member States is in principle subject to prior grant of EU marketing authorisation for the Product.

I.9.3.	The contractor commits to perform required clinical trials on specific relevant populations such as the elderly, individuals with comorbidities and pediatric populations, as to be further discussed and agreed with EMA, to obtain the EU marketing authorisation.

I.9.4.	To produce the Initial European Doses, the contractor may not manufacture or have manufactured the Product at manufacturing sites located outside the territory of the European Union, the UK, the EEA or Switzerland without the prior consent of the Commission, which consent may not be unreasonably withheld or delayed if the manufacturing at such sites is required to accelerate the production of the Initial European Doses. The CMOs and their manufacturing sites as identified in Annex V are deemed pre-approved.

I.10.       Right of the participating Member States to re-sell, export and/or distribute the Product

I.10.1.	The participating Member States will be entitled to re-sell, export and/or distribute any of the Products supplied to them pursuant to this APA to any other EU or EEA Member State and Switzerland, provided however that such re-sale, export and/or distribution may not take place before the concerned other EU or EEA Member State or Switzerland expressly agrees in writing to fully assume the indemnity obligations as set out under Article I.23 below and to provide a formally executed confirmation to the contractor.

I.10.2.	The participating Member States shall take the appropriate measures to ensure that the Products supplied to them pursuant to this APA will not be (i) re-sold or (ii) exported, distributed or donated for free to another country outside the EU and EEA and Switzerland, including for donation via NGOs or the World Health Organization, without prior consent of the contractor.

I.10.3.	The contractor is free to grant or withhold its consent to a re-sale pursuant to Article I.10.2 (i) at its own discretion, it being understood, however, that (i) no re-sale pursuant to Article I.10.2 (i) shall take place at a price higher than the Purchase Price as agreed in this APA and (ii) no re-sale pursuant to Article I.10.2 (i) shall take place unless the receiving country first confirms to the satisfaction of the contractor (i) that it will fully assume the indemnity obligations as set out under Article I.23 below or, alternatively, that there are other protection arrangements that the contractor accepts as being adequate (such acceptance not to be unreasonably withheld) and (ii) that the indemnity by the receiving country or other protection arrangement (as the case may be) is equivalent to the rights of the contractor under Article I.23 below, both from a legal and commercial perspective. The Parties acknowledge that, should re-sale to any third country, including EEA Member States and Switzerland, take place the participating Member State re-selling doses has an obligation to reimburse the Commission the up-front payment per dose paid by the Commission to the contractor.

I.10.4.	The contractor shall not unreasonably withhold its consent to the export, distribution or donation for free pursuant to Article I.10.2 (ii), it being understood, however, that no export, distribution or donation pursuant to Article I.10.2 (ii) shall take place unless the receiving country first confirms to the satisfaction of the contractor (i) that it will fully assume the indemnity obligations as set out under Article I.23 below or, alternatively, that there are other protection arrangements that the contractor accepts as being adequate (such acceptance not to be unreasonably withheld) and (ii) that the indemnity by the receiving country or other protection arrangement (as the case may be) is equivalent to the rights of the contractor under Article I.23 below, both from a legal and commercial perspective.

I.10.5.	In addition, the participating Member State envisaging a re-sale, export, distribution or donation pursuant to Articles I.10.1 or I.10.2 shall ensure, at its expense or at the expense of the receiving country, that the required regulatory/quality/GMP/GDP processes to enable such re-sale, export, distribution or donation (i.e. for the transport of the Product from the participating Member State envisaging such re-sale, export, distribution or donation to the central warehouse of the receiving country) are in place, for instance as pertains to (re)-labelling, validated transportation or cold chain integrity assurance. For the avoidance of doubt, the participating Member State envisaging such re-sale, export, distribution or donation shall bear (or have the receiving country bear) any liabilities, claims, costs (including costs for the transport of the Product from the participating Member State envisaging such re-sale, export, distribution or donation to the central warehouse of the receiving country), damages and other losses resulting from such re-sale, export, distribution or donation.

I.10.6.	In case of a donation or a re-sale to another EU or EEA Member State or Switzerland, the contractor may, at its sole discretion and without incurring additional costs, attempt to support or execute implementation of regulatory/quality/GMP/GDP requirements, particularly if the Products have not yet been delivered to the participating Member State.

I.11. Delivery; Estimated Delivery Schedule; Delays

I.11.1.	The Products must be delivered according to DAP Incoterms 2020 at the delivery site as indicated in the relevant Vaccine Order Form, it being noted, however, that each participating Member State shall select one single place of delivery, within the EU territory, applicable to all deliveries to the said participating Member State as per this APA. The participating Member States will be responsible for securing – and provide the contractor with – any required import license to the delivery site.

I.11.2.	Title to, and risk of loss of, the Product shall pass upon delivery in accordance with DAP Incoterms 2020.

I.11.3.	The Parties acknowledge that the placing on the market, making available, distribution and administration of the Product may require additional authorisations under local laws of the participating Member State. The responsibility for compliance with local laws, including those regarding the handling, distribution and administration of the Product, after the delivery at the relevant delivery site remains exclusively with the participating Member States.

I.11.4.	Estimated Delivery Schedule

(a)	Subject to Article I.7.1, availability of the Product is subject to successful development of the Product, the granting of the EU marketing authorisation and the successful manufacturing ramp up.

(b)	Subject to the above and subject to the EU marketing authorisation being granted by [*****], the estimated delivery schedule for the Products is as follows:

Estimated delivery periods	Volume (in millions of doses)
INITIAL EUROPEAN DOSES	225
Q1 2021	[*****]
Q2 2021	[*****]
Q3 2021	[*****]
Q4 2021	[*****]
Q1 2022	[*****]

ADDITIONAL EUROPEAN DOSES	180
Q2 2022	[*****]
Q3 2022	[*****]
Q4 2022	[*****]

(c)	The first delivery to a participating Member State shall take place at the latest by the later of (i) the end of the estimated delivery periods as specified in Article I.11.4(b) above or (ii) the end of a period of [*****] calendar days after the EU marketing authorisation or the relevant temporary national authorisation (as the case may be) is granted or (iii) the end of a period of [*****] calendar days after the EU marketing authorisation in case the authorisation granted requires package labelling in deviation from the standardised generally acceptable packaging as set out in Article I.13.1 below. Whilst the preceding sentence indicates the latest delivery dates for the first delivery, the Parties agree that doses will be delivered if and when lots are released and not necessarily at the end of a quarter, the [*****] period or the [*****] period (as the case may be).

I.12. Delays

I.12.1.	The Parties acknowledge that there is a risk that (i) the time-line for the EU marketing authorisation or (ii) the time-line for scaling up the production of the Product may be delayed or that (iii) an EU marketing authorisation may not be granted at all or (iv) the production of the Product may not be feasible.

I.12.2.	If there is a delay in the supply of the Product compared to the estimated delivery schedule, the contractor will inform the Commission as soon as reasonably possible, explain the reasons for such delay and submit a revised delivery schedule to the Commission which should be as close as possible to the estimated delivery schedule while taking into account the reasons for the delay.

I.12.3.	The consequences if no EU marketing authorisation is granted or the production of the Product is not feasible are exclusively dealt with in Article II.14.

I.13. Packaging; Labelling

I.13.1.	Unless and to the extent required otherwise under Union law or the laws of a participating Member State, the Product supplied under this APA and/or under the Vaccine Order Forms shall be in a standardised generally acceptable international packaging, including the package inserts and trade dress. For the sake of clarity, this means that the Product packaging and/or inserts shall be in the English language or multilingual, but will not necessarily include the specific languages of each of the participating Member States. To the extent that the contractor should be required to modify the Product packaging (and/or package inserts) from the aforementioned planned packaging due to the regulatory requirements in a certain participating Member State, the impact of such regulatory requirements on the timeline for availability of the Product shall be taken into account in the Estimated Delivery Dates as set forth in Article I.11.4(c) above.

I.13.2.	The contractor shall comply with labelling requirements for the Product under Union law and the respective laws of a participating Member State in all material respects, subject to any exceptions or procedural relief that may be granted by a competent authority under such laws.

I.14. Warranties; Acceptance mechanism

I.14.1.	The contractor warrants to the Commission and the participating Member States that

(a)	as of the date hereof, this APA has been duly executed and is a legal, valid and binding obligation on it, enforceable against it in accordance with its terms; and

(b)	as of the date hereof, it is not under any obligation, contractual or otherwise, to any third party in respect of the delivery of the Initial European Doses or that conflicts with or is inconsistent in any material respect with the terms of this APA or that would impede the complete fulfillment of its obligations under this APA.

I.14.2.	The contractor warrants to the Commission and the participating Member States that

(a)	all Products supplied to the participating Member States shall at the time of delivery comply with the final specifications;

(b)    all Products supplied to the participating Member States shall at the time of delivery be free from any product manufacturing defects; and

(c)     at the time of delivery, it has good title to the Products delivered to the participating Member States pursuant to this APA and it shall pass such title to the participating Member States free and clear of any security interests, liens, or other encumbrances, including having obtained any necessary IP rights.

I.14.3.	Given the current status of the clinical development program and in light of the extraordinary circumstances of the execution and performance of this APA, the contractor, in particular, does not warrant that the Products will show sufficient efficacy to prevent a COVID-19 infection and/or be without inacceptable adverse event symptoms beyond what will be documented in the ongoing and planned clinical trials or what will be documented in the leaflet of the Product.

I.14.4.	The participating Member States' [*****] remedy for a breach of a warranty set forth in Article I.14.2 above and in respect of any circumstances relating to the status and condition of the Product, shall be, at the contractor's election, (i) the issuance to the relevant participating Member State and/or to the Commission of a credit note (or refund) for the payments made in accordance with Articles I.17.1 and I.17.2 with respect to the non-conforming Product or (ii) the supply of a replacement Product to the relevant participating Member State for the non-conforming Product in a timeframe (of [*****] calendar days at maximum) mutually agreed to by the contractor and the relevant participating Member State. [*****].

I.14.5.	Upon delivery, the participating Member States shall immediately conduct a visual inspection of (i) the pallet(s) or grouping boxes of the Product and (ii) the temperature monitoring device. The relevant participating Member State shall conduct such visual inspection in a manner allowing it to complete the Goods Received Form properly and promptly. The Parties agree that, if reasonably requested by the contractor, such inspection shall be conducted in the presence of a representative and/or designee of the contractor.

I.14.6.	If an apparent defect is detected in the course of the visual inspection pursuant to Article I.14.5, the relevant participating Member State shall (i) document such apparent defect in the form of detailed comments in the relevant section of the Goods Received Form and (ii) provide comprehensive proof of the relevant issue in the form of photographs or other digital recordings together with the Goods Received Form. The participating Member State shall hand-over to the courier a copy of the Goods Received Form properly completed in accordance with Article I.14.5 and this Article I.14.6 and, as the case may be, transmit (by email) the comprehensive proof of the apparent defect to the contractor as soon as possible and no later than [*****] calendar days after delivery.

I.14.7.	If the Goods Received Form does not document any apparent defect or if a participating Member State fails to comply with Article I.14.5 and/or I.14.6, then the Product at stake shall be conclusively presumed to be free of apparent defects and the contractor shall be authorised to send the corresponding invoice, this even if the participating Member State did not issue formal proof of delivery. The contractor shall in that case have [*****] to the participating Member State or the Commission in relation to such Product with respect to apparent defects.

I.14.8.	For any hidden defect, the participating Member State will be obligated to notify the contractor in writing within [*****] calendar days following discovery of the said hidden defect. If participating Member State fails to provide such notification within [*****] calendar days, the participating Member State ceases its defect-related rights.

I.14.9.	The participating Member States shall observe and comply with such storage, handling, stock control and operational requirements relating to Product as set forth in the final specification or otherwise required by the Product labelling and applicable laws.

I.15. Product recalls

The contractor and the participating Member States shall maintain at their own cost records necessary to permit a recall of any Product delivered to a participating Member State. Each Party shall promptly notify the other Parties of any information, which might affect the marketability, safety, or effectiveness of the Product or which might result in the recall or seizure of the Product in a participating Member State. Upon receiving this notice or upon this discovery, each Party shall stop making any further shipments, administration and/or use of any product in the relevant country in its possession or control until a decision has been made whether a recall or some other corrective action is necessary. The contractor is responsible for making any required notifications to EMA and/or any relevant national competent authority with respect to a potential recall or abnormal restriction on supply. The decision to initiate a recall or to take some other corrective action, if any, with respect to the product will be made by the contractor and/or the competent authority in accordance with applicable laws. The [*****] shall implement such recall with respect to any Product delivered to [*****] in close coordination with the [*****].

I.16. Price of the Product

I.16.1.	The Product Price (as defined in Article I.16.2 below applies to both the Initial European Doses and the Additional European Doses.

I.16.2.	The "Product Price" for the Product per dose shall be EUR [*****].

I.16.3.	The Product Price (including, for the avoidance of doubt, the up-front payments on the Product Price pursuant to Article I.17.1 below), is exclusive of sales, value-added and other taxes, as well as customs and import fees and duties (sales, value-added and other taxes, as well as customs and import fees and duties together, the "ancillary expenses") to the delivery site. Such ancillary expenses will be charged in addition to the Product Price if applicable and provided that no exemption for the respective participating Member State applies.

I.16.4.	The participating Member States will be responsible, at their own expenses and risks, for any secondary distribution, storage and administration of the Product.

I.17. Payment obligations

I.17.1.	Up-front payment

(a)	In order to de-risk the necessary investments of the contractor to increase the speed of vaccine research and development and clinical trials and the preparation of the at-scale production capacity along the entire production value chain in the EU required for a rapid deployment of the millions of doses of the Product according to the terms of this APA, and in full understanding of the uncertainties associated with the aforementioned process, subject to EU marketing authorisation or temporary national authorisation (as the case may be), the Commission, acting on behalf and in the name of the participating Member States, and the participating Member States themselves shall contribute to financing the relevant costs in the form of an up-front payment on the total Product Price of the Initial European Doses (the "up-front payment") as set forth in this Article I.17.1 as well as in the form of the second upfront payment as set forth in Article I.17.2 and, as the case may arise, in the form of the Additional Doses up-front payment as set forth in this Article I.17.2.

(b)	The up-front payment is EUR 450 million total (which will equal an up-front payment of EUR [*****]).

(c)	Within [*****] calendar days following entry into force of the APA, the contractor shall send to the Commission a payment request for the payment of the up-front payment in accordance with Article II.15 below.

(d)	The Commission, acting on behalf and in the name of the participating Member States, shall pay the up-front payment within [*****] calendar days after receipt of a payment request from the contractor in accordance with Article I.17.1(c) above.

I.17.2.	Payments under Vaccine Order Forms

Pursuant to this Article I.17.2 and in accordance with their respective Vaccine Order Forms, the participating Member States shall make further payments to the contractor as follows:

(a)	With respect to the Initial European Doses, each participating Member State shall make a further up-front payment to the contractor in the amount of EUR [*****] for the volumes of the Product allocated to it pursuant to Articles I.8.1 and I.8.2 (the "second up-front payment"). The second up-front payment (plus value-added taxes, if any) shall be paid by the participating Member State within [*****] calendar days after notification by the contractor that the interim data package has been submitted to the EMA for the purpose of obtaining EU marketing authorisation for the Product, but no sooner than [*****] calendar days after receipt of a corresponding payment request from the contractor in accordance with Article II.15 below.

(b)	With respect to the Additional European Doses, and assuming that the Commission has formally notified the contractor that a participating Member State wishes to acquire Additional European Doses in accordance with Article I.8.3, each such participating Member State shall make an up-front payment to the contractor in the amount of [*****] % of the Purchase Price per dose for the volumes of the Product allocated to it pursuant to Article I.8.3 (the "Additional Doses up-front payment"). Such Additional Doses up-front payment (plus value-added taxes, if any) shall be paid by the participating Member State within [*****] calendar days after conclusion of the relevant Vaccine Order Form (or, if a participating Member State refuses to conclude the relevant Vaccine Order Form, [*****] calendar days after the contractor's explicit request to sign the relevant Vaccine Order Form), but no sooner than [*****] calendar days after receipt of a corresponding payment request from the contractor in accordance with Article II.15 below.

(c)	Each participating Member State shall pay the balance (plus ancillary expenses (as defined in Article I.16.3) due on the Product Price for the volumes of the Product allocated to it pursuant to Articles I.8.1 through I.8.3 within [*****] calendar days of each delivery (or offer to deliver if the participating Member State illegitimately refuses acceptance of delivery), but no sooner than [*****] calendar days after receipt of a corresponding invoice from the contractor in accordance with Article II.15 below. The balance due will be calculated on the basis of the relevant Product Price of the delivered (or offered to deliver, as the case may be) Products as set out in Article I.16.1 above and under deduction of any up-front payment, second up-front payment and/or Additional Doses up-front payment already received by the contractor for the relevant volumes of the Product delivered (or offered to deliver, as the case may be).

I.17.3.	Utilisation of the up-front payment and the second up-front payment

The contractor intends to use the up-front payment and the second up-front payment as further specified in Annex VII.

I.18. Contractor's bank account

Payments must be made to the contractor’s bank account denominated in euro, identified as follows:

Name of bank:	[*****]
Address of branch:	[*****]
Account holder:	CureVac AG
Account number:	[*****]

I.19. Communication details

For the purpose of this APA, communications must be made in English and sent to the following addresses:

If to the Commission to:

Directorate-General for Health and Food Safety

E-mail: SANTE-PROCUREMENT@ec.europa.eu

If to a participating Member State to

Cf. Annex I [*****]

If to the contractor to:

[*****]

CUREVAC AG

Friedrich-Miescher-Str. 15, 72076 Tübingen, Deutschland

E-mail: [*****]

By derogation from this Article, different contact details for the Commission, the participating Member States or the contractor may be provided in Vaccine Order Forms.

I.20. Exploitation of the results of the APA

I.20.1.	The Parties acknowledge and agree that the contractor shall be the sole owner of all intellectual property rights generated during the development, manufacture, and supply of the Product, including all know-how (collectively, the “Product IP Rights”). The contractor shall be entitled to exclusively exploit any such Product IP Rights. Except as expressly set forth in this APA, the contractor does not grant to the Commission and/or the participating Member States by implication, estoppel or otherwise, any right, title, licence or interest in the Product IP Rights.

I.20.2.	All rights not expressly granted by the contractor hereunder are reserved by the contractor.

I.21. Applicable law and settlement of disputes

I.21.1.	This APA shall be governed by the laws of Belgium.

I.21.2.	Dispute Resolution

(a)	In the event of a dispute between the Parties arising under or in connection with this APA or the legal relationships established by this APA, the Parties shall first refer such dispute to informal dispute resolution discussions between their respective representatives. Each of the contractor and the Commission, on behalf of itself or on behalf of the participating Member States (as the case may be), may initiate such informal dispute resolution by sending written notice of the dispute to the contractor or the Commission (as the case may be), and, within twenty (20) calendar days of such notice, the representatives shall meet and attempt to resolve the dispute amicably by good faith negotiations.

(b)	If the Parties are not able to settle their dispute in accordance with lit. (a) above, the Commission, the participating Member States and the contractor irrevocably submit to the exclusive jurisdiction of the courts located in Brussels, Belgium to settle any dispute which may arise under or in connection with this APA or the legal relationships established by this APA.

I.22. Reporting

I.22.1.	The contractor will provide to the Commission, at the latter’s request until full EU marketing authorisation for the Product has been granted, the following physical or electronic data:

(i)	updates on progress made in terms of clinical development of the Product; included interim and final results of clinical studies of the Product;

(ii)	progress on the build-up of manufacturing capacities;

(iii)	updates on progress, challenges and opportunities on establishment of the supply chain; and

(iv)	the use of the upfront payments by the Commission and the participating Member States, linked to points (i) to (iii), in general terms;

it being understood that the information pursuant to points (i) through (iii) above shall not [*****].

I.22.2.	In addition, the contractor shall keep the Commission and the participating Member States informed about any signal detected during the pharmacovigilance or vaccine monitoring programs in relation to the Product within five (5) working days from notifying the EMA.

I.23. Indemnification

I.23.1.	The Commission, on behalf of the participating Member States, declares that the use of the Products delivered under this APA and/or the Vaccine Order Forms will happen under epidemic conditions requiring such use, and that the administration of the Products will therefore be conducted under the sole responsibility of the participating Member States.

I.23.2.	The Parties further declare that the provisions contained in this indemnification clause, including the exceptions to the indemnification undertakings, reflect the exceptional circumstances of the COVID-19 pandemic and the need to develop new vaccines at an unprecedented speed in order to allow for very large scale immunisation.

I.23.3.	On this basis, each participating Member State shall indemnify and hold harmless the contractor, its Affiliates, sub-contractors and sub-licensees, including contract partners involved in the research, development (including pre-clinical and clinical testing), manufacturing and/or delivery; and officers, directors, employees and other agents, representatives and service providers of each (together, the “Indemnified Persons”) for liability incurred and normally borne by them relating to harm, damages and losses (together, the "Losses") as further specified in Article I.23.5 arising from the use and deployment of the Products supplied to the participating Member State (or another entity appointed by that participating Member State) under this APA, irrespective of the time when the Losses occur.

I.23.4.	Such indemnification will not be available to the Indemnified Persons to the extent that [*****].

I.23.5.	Indemnification pursuant to Article I.23.3 will only be available for Losses that consist of: (i) liability towards the injured Party [*****] for death, physical, mental or emotional injury, illness, disability, cost of care, property loss or damage, loss of earnings, and business interruption; and (ii) all reasonable and necessary costs related to such Losses including legal fees, expert fees and other litigation or settlement expenses.

I.23.6.	[*****].

I.23.7.	In case liability has been incurred by the Indemnified Persons for Losses, the contractor shall give the participating Member State in question, or an independent expert as referred to in Article I.23.8, access to all information reasonably necessary for the participating Member State to indemnify the Indemnified Persons and to verify whether the above mentioned conditions are fulfilled.

I.23.8.	The participating Member State shall be allowed to access the information through an independent expert in the field of damage claims, in particular in the field of public health, subject to an obligation of strict confidentiality. In that case, the participating Member State shall notify the contractor in advance of its intention to use an expert and the identity of such expert. The contractor shall be allowed to object to the use of an expert within 30 days counted from such notification, if it puts forward reasonable grounds on the basis of which the specific expert in question should not be permitted access to such information, such as conflict of interest. In such case, the participating Member State shall be allowed to appoint a new independent expert and notify that expert to the contractor.

I.23.9.	The contractor shall promptly inform the relevant participating Member State of any damage claims brought against any of the Indemnified Persons (a “Third Party Claim”), stating the nature and basis of the damage claim in question and, if possible, the estimated amount of damages. The contractor shall use reasonable efforts to keep the participating Member State informed of any developments relating to such Third Party Claim, including updates on the estimated amount of damages.

I.23.10.	The contractor shall ensure that the Indemnified Persons take such commercially reasonable actions to avoid, defend or settle the Third Party Claim and to mitigate the liability incurred. Within [*****] calendar days of the submission by the contractor of an invoice for such actually incurred Losses (also when they arise during the course of legal proceedings or settlement discussions), the participating Member State shall provide written confirmation to the contractor that it will indemnify such losses, subject to the conditions set out in the present indemnification clause, in particular the conditions set above. [*****]. The contractor shall keep the participating Member State reasonably informed in relation to the Third Party Claim and the contractor may settle the Third Party Claim only with the prior consent of the participating Member State (such consent not to be unreasonably conditioned, withheld or delayed).

I.23.11.	Alternatively, the contractor may request, to the extent possible under the applicable rules of procedure, the participating Member State to assume (with its own counsel and at its own costs) sole control of the defence or settlement of the Third Party Claim; provided that: (i) the participating Member State shall reasonably take the contractor's interests into consideration and shall not settle such Third Party Claim without the prior written consent of the contractor (such consent not to be unreasonably conditioned, withheld or delayed); and (ii) the contractor shall have the right, but not the obligation, to participate in the defence or settlement of the Third Party Claim and to retain its own counsel in connection with such Third Party Claim at its own expense. [*****].

I.23.12.	These provisions apply until a final determination by the competent courts of a ground for exception to the indemnification, as stipulated in Articles I.23.4. Any claims of contractor under this Article I.23 shall be time barred not earlier than [*****] after the final expiration of all relevant statutes of limitation periods for the relevant Third Party Claim.

I.23.13.	The Parties acknowledge and agree that the provisions of this indemnification clause are reasonable and necessary to protect the legitimate interest of the Indemnified Persons. However, if any provision in this clause were to be held to be illegal, invalid or unenforceable, in whole or in part, then such provision shall not be nullified but the Parties, including the participating Member States, shall be deemed to have agreed to such provision that conforms with the limitations imposed by applicable law and that is as close as possible to the original intention of the Parties and has the same or as similar as possible economic effect, and such provision shall be automatically reformed accordingly.

II.           GENERAL CONDITIONS

II.1. Severability

Each provision of this APA is severable and distinct from the others. If a provision is or becomes illegal, invalid or unenforceable to any extent, it must be severed from the remainder of the APA. This does not affect the legality, validity or enforceability of any other provisions of the APA, which continue in full force and effect. The illegal, invalid or unenforceable provision must be replaced by a legal, valid and enforceable substitute provision which corresponds as closely as possible with the actual intent of the Parties under the illegal, invalid or unenforceable provision. The APA must be interpreted as if it had contained the substitute provision as from its entry into force.

II.2. Provision of Supplies

II.2.1.	The contractor must provide supplies that are at the time of delivery free from any Product Manufacturing Defects.

II.2.2.	All periods specified in the APA are calculated in calendar days, unless otherwise specified.

II.2.3.	The contractor must immediately notify the Commission of any changes in the exclusion situations as declared, according to Article 137 (1) of Regulation (EU) 2018/1046.

II.3. Communication between the parties

II.3.1.	Form and means of communication

Any communication of information, notices or documents under the APA must:

(a)	be made in writing in paper or electronic format in the language of the contract;

(b)	bear the APA number and, if applicable, the Vaccine Order Form number;

(c)	be made using the relevant communication details set out in Article I.8; and

(d)	be sent by mail or e-mail.

If a Party requests written confirmation of an e-mail within a reasonable time, the other Party must provide an original signed paper version of the communication as soon as possible.

The Parties agree that any communication made by e-mail has full legal effect and is admissible as evidence in judicial proceedings.

II.3.2.	Date of communications by mail and e-mail

Any communication is deemed to have been made when the receiving Party receives it, unless this APA contract refers to the date when the communication was sent.

E-mail is deemed to have been received by the receiving Party on the day of dispatch of that e-mail, provided that it is sent to the e-mail address indicated below. The sending Party must be able to prove the date of dispatch. In the event that the sending Party receives a non- delivery report, it must make every effort to ensure that the other Party actually receives the communication by e-mail or mail. In such a case, the sending Party is not held in breach of its obligation to send such communication within a specified deadline.

Mail sent to the Commission or the participating Member State is deemed to have been received on the date on which the department responsible referred to below registers it.

Formal notifications are considered to have been received by the receiving Party on the date of receipt indicated in the proof received by the sending Party that the message was delivered to the specified recipient.

II.4. Liability

II.4.1.	[*****], the Commission and the participating Member States are not liable for any damage or loss caused by the contractor, including any damage or loss to third parties occurred during or as a consequence of the performance of the APA or any Vaccine Order Forms.

II.4.2.	If required by the relevant applicable legislation, the contractor must take out an insurance policy against risks and damage or loss relating to the performance of the APA or any Vaccine Order Forms. Upon request, the contractor must provide evidence of insurance coverage to the Commission.

II.4.3.	If a third party brings any action against the Commission or the participating Member State in connection with the performance of the APA or any Vaccine Order Forms, including any action for alleged breach of intellectual property rights, the contractor must provide reasonable assistance to the Commission or the participating Member State.

II.5. Conflict of interest and professional conflicting interests

II.5.1.	The contractor must take all the necessary measures to prevent any situation of conflict of interest or professional conflicting interest.

II.5.2.	The contractor must notify the Commission in writing as soon as possible of any situation that could constitute a conflict of interest or a professional conflicting interest during the performance of the APA. The contractor must immediately take action to rectify the situation.

The Commission may do any of the following:

(a)	verify that the contractor’s action is appropriate;

(b)	require the contractor to take further action within a specified deadline;

(c)	decide, on behalf of the participating Member States, not to award a Vaccine Order Form to the contractor.

II.5.3.	The contractor must pass on all the relevant obligations in writing to:

(a)	its personnel;

(b)	any natural person with the power to represent it or take decisions on its behalf;

(c)	third parties involved in the performance of the APA, including subcontractors.

The contractor must also ensure that the persons referred to above are not placed in a situation which could give rise to conflicts of interest.

II.6. Confidentiality and public announcements

II.6.1.	The Commission, the participating Member States and the contractor must treat with strict confidentiality any confidential information or documents in connection with the APA.

II.6.2.	The Commission, the participating Member States and the contractor shall:

(a)	not use confidential information or documents for any purpose other than to perform their respective obligations under the APA or a Vaccine Order Form without the prior written agreement of the disclosing Party;

(b)	ensure the protection of such Confidential information or documents with the same level of protection as their own confidential information or documents and in any case with due diligence;

(c)	not disclose, directly or indirectly, confidential information or documents to third parties without the prior written agreement of the other Party.

II.6.3.	Notwithstanding the above, the Parties may disclose confidential information or documents to their directors, officers and employees and, in the case of the contractor, to its subcontractors and their directors, officers and employees as well as to those of any corporation directly or indirectly controlling, controlled by, or under common control with the contractor (control being the ownership of more than fifty percent (50%) of the outstanding voting stock of a corporation), and/or any company, individual or organisation retained by them to assist in the implementation of the APA, provided that each such company, individual and organisation must be legally bound to comply with this Article.

II.6.4.	The confidentiality obligations set out in this Article are binding on the Commission, the participating Member State and the contractor during the performance of the APA and for as long as the information or documents remain confidential unless:

(a)	the disclosing Party agrees to release the receiving Party from the confidentiality obligation earlier;

(b)	the confidential information or documents become public through other means than a breach of the confidentiality obligation;

(c)	the applicable law requires the disclosure of the confidential information or documents.

II.6.5.	The contractor must obtain from any natural person with the power to represent it or take decisions on its behalf, as well as from third parties involved in the performance of the APA a commitment that they will comply with this Article. At the request of the Commission, the contractor must provide a document providing evidence of this commitment.

II.6.6.	The contractor acknowledges that the Commission is subject to requirements laid down under Regulation (EC) 1049/2001. The Commission commits that it will consult with the contractor on any disclosure request concerning documents containing confidential information as provided for in Article 4(4) of said Regulation.

II.6.7.	Notwithstanding the above, each Party may issue a press release and/or other public statement disclosing the total contract volume and value of the APA and/or the Vaccine Order Form. The Parties shall consult together on the timing, contents and manner of any press release relating to this APA.

II.7. Processing of personal data

II.7.1.	Processing of personal data by the Commission

Any personal data included in or relating to the APA, including its implementation, shall be processed in accordance with Regulation (EU) 2018/1725. Such data shall be processed solely for the purposes of the implementation, management and monitoring of the APA by the data controller. For the purpose of this provision, the data controller for the Commission shall be the Director-General of the European Commission's Directorate-General for Health and Food Safety. The data protection notice is available at https://ec.europa.eu/info/data-protection- public-procurement-procedures_en.

The contractor or any other person whose personal data is processed by the data controller in relation to this APA has specific rights as a data subject under Chapter III (Articles 14-25) of Regulation (EU) 2018/1725, in particular the right to access, rectify or erase their personal data and the right to restrict or, where applicable, the right to object to processing or the right to data portability.

Should the contractor or any other person whose personal data is processed in relation to this APA have any queries concerning the processing of its personal data, it shall address itself to the data controller. They may also address themselves to the Data Protection Officer of the data controller. They have the right to lodge a complaint at any time to the European Data Protection Supervisor.

II.7.2.	Processing of personal data by the contractor

The processing of personal data by the contractor shall meet the requirements of Regulation (EU) 2018/1725 and be processed solely for the purposes set out by the controller.

II.8. Subcontracting

II.8.1.	The contractor may not subcontract and have the APA (including Vaccine Order Forms entered into under the APA) implemented by third parties without prior written authorisation of the Commission, it being noted that the Commission will not unreasonably withhold or delay such authorisation. The manufacturing network partners and their manufacturing sites as identified in Annex V are deemed pre-approved for the purpose of the foregoing sentence.

II.8.2.	In the case of subcontracting, the contractor remains bound by its contractual obligations and is solely responsible for the performance of the APA.

II.8.3.	The contractor must ensure that the subcontract does not affect the rights of the Commission and the participating Member States under this APA.

II.8.4.	The Commission may request the contractor to replace a subcontractor found to be in a situation provided for in Article II.14.2(d) and (e).

II.9. Amendments

II.9.1.	Any amendment to the APA must be made in writing by the contractor and the Commission, (also) acting in the name and on behalf of all participating Member States, and any amendment to a Vaccine Order Form must be made in writing by the contractor and the relevant participating Member State. The conclusion of a Vaccine Order Form does not constitute an amendment to the APA.

II.9.2.	No amendment can make changes to the APA or a Vaccine Order Form that might alter the initial conditions of the procurement procedure or result in unequal treatment of tenderers or contractors.

II.10. Assignment

II.10.1.	The contractor cannot assign any of the obligations arising from the APA, without prior written authorisation from the Commission. In such cases, the contractor must provide the Commission with the identity of the intended assignee.

II.10.2.	Any obligation assigned by the contractor without authorisation is not enforceable against the Commission.

II.11. Force majeure

II.11.1.	If the contractor, or one of its subcontractors, is affected by force majeure, the contractor must immediately notify the Commission or, if only the performance of certain Vaccine Order Forms are affected, the relevant participating Member State(s), stating the nature of the circumstances, their likely duration and foreseeable effects. If the Commission and/or a participating Member State is affected by force majeure, the Commission and/or the relevant participating Member State(s) must immediately notify the contractor, stating the nature of the circumstances, their likely duration and foreseeable effects.

II.11.2.	A Party is not liable for any delay or failure to perform its obligations under the APA if that delay or failure results from a force majeure. As long as the contractor is unable to fulfil its contractual obligations owing to force majeure, it has the right to remuneration only for the doses of the Product actually delivered.

II.11.3.	The Parties must take all necessary measures to limit any damage due to force majeure.

II.12. Reduction in price

II.12.1.	Quality standards

If the contractor fails to deliver the Product in accordance with the APA, the participating Member State in question may reduce or recover payments in accordance with Article I.14.4.

II.12.2.	Procedure

The participating Member State in question must formally notify the contractor of its intention to reduce payment and the corresponding calculated amount.

The contractor has 30 days following the date of receipt to submit observations. Failing that, the decision becomes enforceable the day after the time limit for submitting observations has elapsed.

If the contractor submits observations, the participating Member State in question, taking into account the relevant observations, must notify the contractor:

(a)	of the withdrawal of its intention to reduce payment; or

(b)	of its final decision to reduce payment and the corresponding amount.

II.13.	Suspension of the APA

II.13.1.	Suspension by the contractor

If and to the extent the contractor, including any of its subcontractors, is affected by force majeure, it may suspend the performance of the APA and/or the Vaccine Order Forms.

If the performance of the APA or both the performance of the APA and the performance of all Vaccine Order Forms are affected, the contractor must immediately notify the Commission of the suspension or, if only the performance of certain Vaccine Order Forms is affected, the contractor must immediately notify the relevant participating Member State(s) of the suspension. The notification must include a description of the force majeure and state when the contractor expects to resume the performance of the APA and/or the Vaccine Order Forms.

The contractor must notify the Commission or the relevant participating Member State(s) (as the case may be) as soon as it is able to resume performance of the APA and/or Vaccine Order Form, unless the APA or the Vaccine Order Form has already been terminated.

II.13.2.	Suspension by the Commission or the Participating Member State

The Commission or the participating Member State with respect to its Vaccine Order Form may suspend the performance of the APA or performance of a Vaccine Order Form, respectively, or any part of it:

(a)	if the procedure for awarding the APA or a Vaccine Order Form or the performance of the APA proves to have been subject to irregularities or fraud on the part of the contractor;

(b)	in order to verify whether the presumed irregularities or fraud on the part of the contractor have actually occurred.

The Commission or the participating Member State in question must formally notify the contractor of the suspension and the reasons for it. Suspension takes effect on the date of formal notification, or at a later date if the formal notification so provides.

The Commission or the participating Member State in question must notify the contractor as soon as the verification is completed whether:

(a)	it is lifting the suspension; or

(b)	it intends to terminate the APA or a Vaccine Order Form under Article II.14.2 e).

The contractor is entitled to compensation for suspension of any part of the APA or a Vaccine Order Form if the verification comes to the result that the presumed irregularities or fraud on the part of the contractor did not occur.

The Commission may in addition suspend the time allowed for payments in accordance with Article II.16.4.

II.14.	Termination of the APA

II.14.1.	Grounds for automatic termination of the APA

The APA will be automatically terminated if and when the contractor notifies the Commission of its inability to provide the Product because of, and only because of, the following reasons: (i) the clinical trial results not being satisfactory, (ii) the clinical trial results not meeting their end point in terms of efficacy or safety or (iii) the EU marketing authorisation not being granted. The notification of the contractor shall set out in detail the underlying reasons for automatic termination of the APA. The termination will be effective unless the Commission objects in writing within thirty (30) calendar days following the notification by the contractor, such objection may only be issued based on reasonable grounds given the evidence of one the three reasons (points (i) through (iii)) stated above and taking into account the severity of the impact that the continuation of the APA would have on the contractor's business. If and once the termination becomes effective the contractor may not sell and/or deliver the Product to any third party.

II.14.2.	Grounds for termination by the Commission or the participating Member States

The Commission, acting on behalf and in the name of the participating Member States, may terminate the APA in the following circumstances (a) through (h), and the participating Member States may terminate their respective Vaccine Order Forms in the following circumstances (b) through (h). Except for the termination right in case of (a) below, a right of termination only exists if the reason giving rise of the right to terminate is not cured, removed or otherwise no longer existent within [*****] calendar days of receipt by the contractor of formal notification from the Commission of the intention to terminate the APA or participating Member States to terminate the respective Vaccine Order Forms, which formal notification shall include a reasonably detailed description of the alleged breach.

(a)	If no EU marketing authorisation is granted by [*****], or any other day mutually agreed upon by the Commission and the contractor in writing or if by that date no doses of the Initial European Doses have been supplied to any of the participating Member States. If the contractor expects that such a situation may occur, it will inform the Commission well in advance of such possibility, explain the reasons behind such delays and, if possible, propose a remedy for the situation, including a revised delivery schedule.

(b)	If the contractor is in material breach of obligations (i) in relation to the main performance obligations such as the obligations under the [*****], (ii) in relation to the obligations under [*****] or (iii), in the case of a participating Member State, in relation to the obligations under a Vaccine Order Form, or if the contractor [*****] refuses to sign one or several Vaccine Order Form(s).

(c)	If the contractor is in one of the situations provided for in points (a) and (b) of Article 136(1) of the Financial Regulation[4].

(d)	If the contractor, any of the members of its management board or any of its key employees involved in the performance of this APA is in one of the situations provided for in points (c) to (h) of Article 136(1) or to Article 136(2) of the Financial Regulation.

(e)	If the procedure for awarding the APA or the performance of the APA prove to have been subject to irregularities or fraud on the part of the contractor.

(f)	If the contractor is in a situation that constitutes a conflict of interest or a professional conflicting interest and such situation is not resolved by the contractor in accordance with Article II.5.2.

4 Regulation (EU, Euratom) 2018/1046 of the European Parliament and of the Council of 18 July 2018 on the financial rules applicable to the general budget of the Union, amending Regulations (EU) No 1296/2013, (EU) No 1301/2013, (EU) No 1303/2013, (EU) No 1304/2013, (EU) No 1309/2013, (EU) No 1316/2013, (EU) No 223/2014, (EU) No 283/2014, and Decision No 541/2014/EU and repealing Regulation (EU, Euratom) No 966/2012, OJ L 193 of 30.7.2018, p.1 https://eur-lex.europa.eu/legal- content/EN/TXT/?qid=1544791836334&uri=CELEX:32018R1046

(g)	If a change to the contractor’s legal, financial, technical, organisational or ownership situation substantially affects the performance of the APA or substantially modify the conditions under which the APA was initially awarded or a change regarding the exclusion situations listed in Article 136 of Regulation (EU) 2018/1046 that calls into question the decision to award the contract.

(h)	In the event of force majeure, where either resuming implementation is impossible or the necessary ensuing amendments to the APA or a Vaccine Order Form would mean that the tender specifications are no longer fulfilled or result in unequal treatment of tenderers or contractors.

II.14.3.	Grounds for termination by the contractor

The contractor may terminate the APA or the respective Vaccine Order Form in the following circumstances:

(a)	If the Commission or any of the participating Member States [*****].

(b)	In the event of force majeure, where either resuming implementation is impossible or the necessary ensuing amendments to the APA or a Vaccine Order Form would mean that the tender specifications are no longer fulfilled or result in unequal treatment of tenderers or contractors.

II.14.4.	Procedure for termination

The contractor or the Commission (as the case may be) must formally notify the Commission or the contractor (as the case may be) of its intention to terminate the APA. The foregoing sentence shall apply mutatis mutandis to the Vaccine Order Forms, it being understood, however, that formal notification shall be issued by or to (as the case may be) the relevant participating Member State.

The Party receiving a termination notice pursuant to the foregoing paragraph shall have thirty (30) calendar days following the date of receipt to submit observations, including the measures it has taken or will take to continue fulfilling its contractual obligations. Failing that, the decision to terminate becomes enforceable the day after the time limit for submitting observations has elapsed.

If the other Party submits observations, the Party intending to terminate must formally notify it either of the withdrawal of its intention to terminate or of its final decision to terminate.

In the cases referred to in points (a) to (c), (f) and (g) of Article II.14.2 and in Article II.14.3, the date on which the termination takes effect must be specified in the formal notification.

In the cases referred to in points (d), (e) and (h) of Article II.14.2, the termination takes effect on the day following the date on which the contractor receives formal notification of termination.

II.14.5.	Effects of termination

(a)	in case of an automatic termination pursuant to Article II.14.1

No liability is incurred by any Party in case of an automatic termination according to Article II.14.1.

The up-front payment and the second up-front payments shall [*****] in the following way:

The contractor shall send to the Commission within sixty (60) days from notifying the Commission about the automatic termination of the APA, a financial statement (the “Financial Statement”), detailing for which expenses the up-front payments have been used in relation to the purposes as set out in the APA. Expenses to be taken into account include the full amount of internal and/or external expenses which have been, or will be, incurred as well as such which have been committed by, or relate to commitments made by, the contractor at the time when the contractor notified the Commission, it being understood that such 'expenses' shall include, without limitation, costs, expenses and liabilities, write-offs and value adjustments in connection with research, development, ramp up, IP, real estate, construction, administration, manufacturing, production, packaging, delivery, preservation, transportation, personnel, redundancy, litigation, agreements, terminations of agreements, advice and services, penalties and fines, whether incurred directly or indirectly by the contractor, a provider, a contractor or a subcontractor of the contractor.

In the Financial Statement, the contractor will set out such amounts as well as those amounts of the up-front payments that have neither been incurred nor committed (“unspent amounts”). Such unspent amounts will be reimbursed by the contractor to the Commission and the participating Member States in proportion to their respective up-front payments within thirty (30) days from the receipt of the Financial Statement by the Commission, it being understood that the Financial Statement and the unspent amounts shall be final and binding upon all Parties to the extent the Commission and the participating Member States have not provided to the contractor a written statement of objections, specifying in reasonable detail the grounds of objections, within thirty (30) days from the receipt of the Financial Statement by the Commission.

In addition, the contractor will transfer, upon the Commission's request to be provided within forty-five (45) days after the receipt of notification about the automatic termination, to the Commission, or a third party named by the Commission, any raw materials and primary components not used and paid for with the up-front payments (the “Refundable Items”). The contractor will also facilitate the discussion of a transfer of reserved capacity with CMOs paid for with the up-front payments to a third party selected by the Commission. [*****].

(b)	in case of termination pursuant to Article II.14.2

In case of a termination by the Commission according to Article II.14.2(a), the provisions on the effect of the termination and refunding of the unspent amounts and the Refundable Items as set out in Article II.14.5(a) apply mutatis mutandis.

In case of a termination of the APA by the Commission or a Vaccine Order Form by a participating Member State according to Article II.14.2(b) to (g), the contractor may be liable for damage incurred by the Commission or the participating Member State [*****]. The Commission or the participating Member State may claim compensation for such damage, as allowed by applicable laws.

(c)	in case of termination pursuant to Article II.14.3

The contractor is not entitled to compensation for any damage resulting from the termination of the APA or a Vaccine Order Form, including loss of anticipated profits, if the contractor terminated the APA or the relevant Vaccine Order Form in accordance with Article II.14.3(b).

The Commission and the participating Member State are liable for damage incurred by the contractor as a result of the termination of the APA or a Vaccine Order Form by the contractor on the basis of Article II.14.3(a). The contractor may claim compensation for such damage against the Commission and/or the participating Member State(s), as allowed by applicable laws.

The Parties must take all appropriate measures to minimise costs, prevent damage and cancel or reduce their commitments.

Within sixty (60) calendar days of the date of termination, the contractor must submit any report and any invoice required for Products that were provided before the date of termination.

Articles I.10.3, I.10.4, I.10.5, I.23, II.6, II.7 and II.17 shall survive any termination of this APA and/or the Vaccine Order Forms.

II.15.	Payment Requests, Invoices, Value Added Tax and e-invoicing

II.15.1.	Payment Requests, Invoices and value added tax

Payment requests and invoices shall contain the following information: (i) the contractor’s full name and address, (ii) the reference to this APA and to the Vaccine Order Form (to the extent already concluded), (iii) the full name and address of the recipient, (iv) the name of the participating Member State concerned, (v) the invoiced amount, (vi) the currency, (vii) the quantity of Product doses delivered (or offered to be delivered if the participating Member State illegitimately refuses acceptance of delivery), or, with respect to the up-front payment, the second up-front payment and the Additional Doses up-front payment, the quantity of Product doses allocated to the relevant participating Member State pursuant to Articles I.8.1 through I.8.3, (viii) the date of delivery (if relevant), and (ix) the date of issuance of the payment request or invoice.

Invoices must indicate the place of taxation of the contractor for value added tax (VAT) purposes and must specify separately amounts not including VAT and amounts including VAT.

The Commission is exempt from all taxes and duties, including VAT, in accordance with Articles 3 and 4 of the Protocol 7 of the Treaty on the Functioning of the European Union on the privileges and immunities of the European Union. The Parties shall cooperate in good faith to ensure the tax exemption of the Commission at all steps of the APA and take all necessary actions to ultimately ensure such exemption in connection with the execution of the APA.

Notwithstanding the preceding paragraph, for the avoidance of doubt, VAT may be charged on doses of the Product under the conditions of national legislation. In such cases, the taxable amount may include the amount paid by the participating Member State as well as the respective portion of the up-front payment paid by the Commission.

For the further avoidance of doubt, the Parties agree that all prices set forth in the APA shall be exclusive of VAT and that VAT, if any, shall be paid in addition to the prices set forth in the APA.

II.15.2.	E-invoicing

Receipt of invoices by standard format (pdf) or e-mail is accepted.

II.16.	Payments

II.16.1.	Date of payment

The date of payment is deemed to be the date on which the Commission’s account or the account of the participating Member State in question is debited.

II.16.2.	Currency

Payments are made in euros.

II.16.3.	Costs of transfer

The costs of the transfer are borne as follows:

(a)	the Commission or the participating Member State in question bears the costs of dispatch charged by its bank;

(b)	the contractor bears the costs of receipt charged by its bank;

(c)	the Party causing repetition of the transfer bears the costs for repeated transfer.

II.16.4.	Suspension of the time allowed for payment

The Commission or the participating Member State in question may suspend the payment periods specified in Article I.17 at any time by notifying the contractor that its payment request or invoice (as the case may be) cannot be processed if the Commission or the participating Member State in question is not able to process a payment request or invoice (as the case may be):

(a)	because the payment request or invoice (as the case may be) does not comply with the APA; or

(b)	because the Commission or the participating Member State in question has legitimate objections against the documents submitted with the payment request or invoice (as the case may be).

The Commission or the participating Member State in question must notify the contractor as soon as possible of any such suspension, giving the reasons for it.

Suspension takes effect on the date the Commission or the participating Member State in question sends the notification. The remaining payment period resumes from the date on which the requested information or revised documents are received or the necessary further verification is carried out. Where the suspension period exceeds two months, the contractor may request the Commission or the participating Member State in question to justify the continued suspension.

II.16.5.	Interest on late payments of the Commission and/or the participating Member States

On expiry of the payment periods specified in Article I.17, the contractor is entitled to interest on late payment at the rate applied by the European Central Bank for its main refinancing operations in euros (the reference rate) plus five points. The reference rate is the rate in force, as published in the C series of the Official Journal of the European Union, on the first day of the month in which the payment period ends.

Suspension of the payment period pursuant to Article II.16.4 is not considered as giving rise to late payment.

Interest on late payment covers the period running from the day following the due date for payment up to and including the date of payment as defined in Article II.16.1.

II.16.6.	Interest on late payments of the contractor

If the contractor does not honour the obligation to pay the unspent amount when due, the amount due bears interest at the rate indicated in Article II.16.5. Interest on late payments will cover the period starting on the day after the due date for payment and ending on the date when the Commission or the participating Member State in question receives the full amount owed. Any partial payment is first entered against charges and interest on late payment and then against the principal amount.

II.17.	Checks and audits

II.17.1.	The Commission and the European Anti-Fraud Office (‘the OLAF’) may check or require an audit on the performance of the APA. This may be carried out either by OLAF’s own staff or by any outside body authorised to do so on its behalf.

Such checks and audits may be initiated at any moment during the provision of the vaccines and up to five years starting from the payment of the balance of the last Vaccine Order Form issued under this APA.

The audit procedure is initiated on the date of receipt of the relevant letter sent by the Commission. Audits are carried out on a confidential basis.

II.17.2.	The contractor must keep all original documents stored on any appropriate medium, including digitised originals if authorised under national law, for a period of five years starting from the payment of the balance of the last Vaccine Order Form issued under this APA.

II.17.3.	The contractor must grant the appropriate right of access to sites and premises where the APA is implemented and to all the information, including information in electronic format, needed to conduct such checks and audits. The contractor must ensure that the information is readily available at the moment of the check or audit and, if so requested, that information is handed over in an appropriate format.

II.17.4.	On the basis of the findings made during the audit, a provisional report is drawn up. The Commission or its authorised representative must send it to the contractor, who has 30 days following the date of receipt to submit observations. The contractor must receive the final report within 60 days following the expiry of the deadline to submit observations.

II.17.5.	In accordance with Council Regulation (Euratom, EC) No 2185/96 of 11 November 1996 concerning on-the-spot checks and inspection carried out by the Commission in order to protect the European Communities’ financial interests against fraud and other irregularities and Regulation (EU, Euratom) No 883/2013 of the European Parliament and of the Council of 11 September 2013 concerning investigations conducted by the European Anti-Fraud Office, the European Anti- Fraud Office may carry out investigations, including on the spot checks and inspections, to establish whether there has been fraud, corruption or any other illegal activity under the contract affecting the financial interests of the Union. Findings arising from an investigation may lead to criminal prosecution under national law.

The investigations may be carried out at any moment during the provision of the vaccines and up to five years starting from the payment of the balance of the last Vaccine Order Form issued under this APA.

II.17.6.	The Court of Auditors and the European Public Prosecutor’s Office established by Council Regulation (EU) 2017/1939[5] (‘the EPPO’) have the same rights as the Commission, particularly right of access, for the purpose of checks, audits and investigations.

5 Council Regulation (EU) 2017/1939 of 12 October 2017 implementing enhanced cooperation on the establishment of the European Public Prosecutor’s Office

II.17.7.	The Commission and/or any participating Member State shall have the right to use, at their exclusive costs, an internationally recognised expert (not engaged on a contingent basis) to perform an audit in order to verify (a) any clinical trial data, and/or (b) the manufacturing conditions including by subcontractors. The contractor will enable such an audit and will make available to the third-party auditor, upon reasonable request, any documents or information for that purpose.

*** Signature page to follow ***

SIGNATURES

This APA has been executed on the place and dates mentioned hereunder, in two original copies, each of the contractor and the Commission acknowledging having received one original signed copy.

For the contractor,		For the Commission,

[*****]		[*****]
[*****]		[*****]

Signature:	/s/ [*****]	Signature:	/s/ [*****]
Done at [*****]		Done at [*****]

[*****]
[*****]

Signature:	/s/ [*****]
Done at [*****]

Annex I
List of participating Member States

Full name	Contact person	Full official address	Email address
Republic of Austria
Kingdom of Belgium
Republic of Bulgaria
Republic of Croatia
Republic of Cyprus
Czech Republic
Kingdom of Denmark
Republic of Estonia
Republic of Finland
French Republic
Federal Republic of Germany
Hellenic Republic
Hungary
Ireland
Italian Republic
Republic of Latvia
Republic of Lithuania
Grand Duchy of Luxembourg
Republic of Malta
Kingdom of the Netherlands
Republic of Poland
Portuguese Republic
Romania
Slovak Republic
Republic of Slovenia
Kingdom of Spain
Kingdom of Sweden

Annex II
Template Vaccine Order Form

1.	[Name of Member State] (the “Member State”), represented for the purposes of signing this specific order form by [forename, surname, function, department of authorising officer],

and

2.	CureVac AG

Friedrich-Miescher-Straße 15, 72076 Tübingen

[VAT registration number]

("the contractor"), represented for the purposes of signing this specific order form by [forename, surname and function of legal representative,]

WHEREAS, the contractor and the Commission acting on behalf of and in the name of the participating Member States entered into that Advance Purchase Agreement for the production, purchase and supply of Vaccine against COVID-19 in the European Union dated [l] September 2020 (the “APA”).

WHEREAS, the APA provides that each participating Member State will execute an order form with the information filled in (a “Vaccines Order Form”);

WHEREAS, in line with the conditions set out in the APA, the Member State wishes to order doses of the Product from the contractor in accordance with the terms of the APA.

WHEREAS in accordance with the provisions set out in the APA, the contractor has agreed to supply the doses of the Product allocated to each participating Member State in a given timeframe, should it manage to obtain a (conditional) EU marketing authorisation.

WHEREAS defined terms used but not defined herein shall have the meaning ascribed to them in the APA.

HAVE AGREED

Article 1

Subject matter

1.1       This Vaccine Order Form is entered into as contemplated by the APA, signed by the Commission, acting on behalf and in the name of the participating Member States and the contractor on [complete date]. This Vaccine Order Form is an integral part of the APA and the terms and conditions of the APA are incorporated into this Vaccine Order Form by reference.

1.2       In line with the terms and conditions of the APA, the undersigned Member State hereby purchases [insert the number of doses] doses of the Product in accordance with Article I.8 of the APA and re-confirms to be obliged to perform all obligations imposed on the Member State by the APA with respect to such purchase.

Article 2

Price, method of payment and invoicing

2.1       The Price per does shall equal the price as determined in Article I.16 of the APA.

2.2       All payments to the contractor under this Vaccine Order Form shall be made in accordance with Article I.17 of the APA and they shall be made by deposit of Euros by wire transfer of immediately available funds in the requisite amount to the bank account referred to in Article I.18 of the APA.

2.3        Invoices shall be issued in accordance with Article II.15 of the APA.

2.4       The undersigned Member State hereby undertakes to comply with the payment obligations referred to in the APA, including but not limited to the payments as set forth in Article I.17.2 of the APA, with respect to the quantities of doses allocated to the undersigned Member State.

Article 3

Distribution

3.1        The delivery hub for the undersigned Member State is as follows:

[Member State to enter unique location of the delivery hub]

3.2       The contractor shall notify the representative of the undersigned Member State in good time prior to such time that the contractor expects doses of the Product to be delivered. The first notification should be done up to [*****] weeks before the start of the first delivery and continue on a rolling basis. Such notifications shall include an estimate of the number of doses expected to be delivered and the expected dates that such doses will be available to be shipped to the delivery hub designated by the undersigned Member State.

The contractor shall deliver the doses of Product at the unique point of delivery indicated by the undersigned Member State. For the avoidance of doubt, the undersigned Member State shall bear the costs of setting up of the delivery hub and the distribution of the Product as of the delivery hub.

Article 4

Communication details; Notices

Any notice given under this Vaccine Order Form shall be in writing in English, shall refer to the APA and this Vaccine Order Form and shall be sent by either pre-paid post/pre-paid airmail or courier to the principal office or registered office of the recipient or by electronic transmission (e-mail and/or pdf) to the addresses set forth below:

If to the Member State to:

[Full name]

[Function]

[Name of Participating Member State]

[Full official address]

E-mail: [complete]

If to the contractor to:

[*****]

CUREVAC AG

Friedrich-Miescher-Str. 15, 72076 Tübingen, Deutschland

E-mail: [*****]

Article 6

Indemnification

The undersigned Member State acknowledges and agrees to be bound by the provisions of Article I.23 of the APA.

Article 7

Termination

This Vaccine Order Form shall remain in full force and effect until all obligations under this Vaccine Order Form are duly fulfilled, unless and to the extent this Vaccine Order Form is terminated in accordance with the APA.

*** Signature page to follow ***

SIGNATURES

This Vaccine Order Form has been executed on the place and dates mentioned hereunder, in two original copies, each of the contractor and the Member State acknowledging having received one original signed copy.

For the contractor,	For the Member State,

[*****]	[*****]

Signature:	Signature:
Done at [*****], [*****]	Done at [*****], [*****]

[*****]

Signature:
Done at [*****], [*****]

Annex III
Annex 7 to Commission Decision C(2020) 4192 final of 18 June 2020 - Agreement between the Commission and Member States on procuring COVID-19 vaccines on behalf of the Member States and related procedures

EUROPEAN COMMISSION

Brussels, 18.6.2020

C(2020) 4192 final

ANNEX

ANNEX

to the

Commission Decision

on approving the agreement with Member States on procuring Covid-19 vaccines on behalf of the Member States and related procedures

EN	EN

16.06.2020

Agreement

Preamble

Having regard to Article 4(5)(b) of Council regulation (EU) 2016/369 on the provision of emergency support within the Union1 as amended by Council regulation (EU) 2020/521 of 14 April 2020 activating the emergency support under regulation (EU) 2016/369, and amending its provisions taking into account the COVID-19 outbreak (hereinafter “ESI” or “ESI regulation”);

***

The European Commission (“the Commission”)

and

The following Member States: (XXX), hereinafter referred to as “the Participating Member States”

Together referred to as “the Parties”

Agree on the Following:

Article 1: Objective and mandate of the Commission

On the basis of the present agreement, the Commission is mandated to conclude, on behalf of the Participating Member States, Advance Purchase Agreements (“APA”) with vaccine manufacturers with the objective to procure vaccines for the purposes of combatting the COVID 19 pandemic at Union level.

The Annex to this agreement sets out the negotiating directives for this purpose.

Article 2: Acquisition of vaccine doses

It is the Participating Member States, and not the Commission, that shall acquire vaccine doses from the manufacturers on the basis of the APAs unless otherwise agreed. All relevant vaccination policies shall therefore remain matters for the Participating Member States.

Article 3: APAs containing a right to acquire vaccine doses

Where the Commission concludes an APA in conformity with the present agreement that provides the right for the Participating Member States to acquire vaccine doses, the use of such a right shall take place by means of the conclusion of contracts between the Participating Member States and the vaccine manufacturers. There shall be no obligation for any Participating Member State to conclude such a contract on the basis of the APA. The APA shall contain a clause to this end.

Article 4: APAs containing an obligation to acquire vaccine doses

Where the Commission intends to conclude, in conformity with the present agreement, an APA containing an obligation to acquire vaccine doses, it shall inform the Participating Member States of such intention and the detailed terms. In case a Participating Member State does not agree with the conclusion of an APA containing an obligation to acquire vaccine doses or its terms, it has the right to opt out by explicit notification to the Commission within 5 working days after the Commission has communicated its intention to conclude the APA. All Participating Member States not having opted out within the period of 5 working days are deemed to have authorised the Commission to negotiate and conclude the APA with the vaccine manufacturer in their name and on their behalf.

Article 5: The legally binding nature of APAs

Once concluded, the terms of the APA shall be legally binding on the Participating Member States, except for those who have exercised their right to opt out.

Article 6: Responsibility and liability

The present Agreement regulates only the division of potential liability and indemnification between the Commission and the Participating Member States. It does not regulate the extent to or the conditions under which potential liability of the vaccine manufacturer may be taken over or indemnified under the APAs.

The Commission shall be exclusively responsible for the procurement process and the conclusion of APAs including any liability arising out of the conduct of the negotiations.

Participating Member States acquiring a vaccine shall be responsible for the deployment and use of the vaccines under their national vaccination strategies, and shall bear any liability associated with such use and deployment. This shall extend to and include any indemnification of vaccine manufacturers under the terms and conditions of the relevant APA for liability related to the use and deployment of vaccines normally borne by such manufacturer.

Article 7: Obligation not to negotiate separately

By signing the present Agreement, the Participating Member States confirm their participation in the procedure and agree not to launch their own procedures for advance purchase of that vaccine with the same manufacturers.

In case an APA containing an obligation to acquire vaccine doses has been concluded with a specific manufacturer, the Member States having made use of the opt-out provided under the present Agreement can enter into separate negotiations with the same manufacturer after the APA under the present Agreement has been signed.

Annex

Initial considerations

A permanent solution to the COVID-19 crisis is most likely to be brought about by the development and deployment of a safe and effective vaccine against the virus. Every month gained in the deployment of a vaccine will save many lives, many jobs and billions of euros.

Therefore, it is the objective of the present Agreement that the EU takes steps to secure sufficient supplies of a safe and effective vaccine for Member States.

Structure and purpose of the procurement

Work on a COVID-19 vaccine is challenging for many reasons: the shortened development timeframe, the large upfront costs for manufacturers, the high failure rate during clinical trials. If vaccine producers follow their usual practice of making investments in production capacity only when they are sure of a viable product, this will result in considerably longer waiting times for a vaccine. Investments need to be made now in order to ensure that vaccines are being produced at the scale required as early as possible.

Under the present agreement, this challenge will be addressed through concluding EU-level Advance Purchase Agreements (“APA”) with vaccine manufacturers when necessary, to secure access to vaccine candidates where they are successful, including up-front EU financing to de-risk essential investments to increase the speed and scale of manufacturing successful vaccines. Funding for the up-front payments will come from the Emergency Support Instrument (ESI).

The Parties understand that developing a safe and effective vaccine is a highly complex process and the risk of failure in any such venture is very high. Therefore, the aim is to put in place APAs with a number of manufacturers of leading vaccine candidates, to maximise the chances of having access to at least one successful vaccine.

The Commission will invite all vaccine manufacturers to manifest interest. In general, the Commission will give priority to negotiating specific APAs with those manufacturers that (a) have entered or have firm plans to enter clinical trials still in 2020, (b) have the capacity to develop a successful vaccine and (c) have a proven capacity to produce at scale already in 2021.

Process and governance

In order to run the procurement centrally and efficiently, the European Commission will set up a steering board for the process subject to Article 6 of the present Agreement. It will be co-chaired by the European Commission and a Participating Member State with experience in the negotiations and production capacities for vaccines. The steering board will include senior officials from all Participating Member States to assist and provide guidance throughout the evaluation process.

The co-chairs of the steering board will propose a team of a limited number of experts with relevant experience for the ongoing negotiations from six Participating Member States with production capacities for vaccines. These experts will join with the European Commission in a negotiation team (“joint negotiation team”), which will work on a continuous basis as one unit. That joint negotiation team will start work immediately building on previous contacts with individual companies by the European Commission and Participating Member States. In order to launch negotiations with a specific manufacturer, there needs to be support from at least four Participating Member States. The joint negotiation team will make its best effort to take the advice of the steering board into account in the negotiations and will report back to the steering board on a regular basis on the progress made in negotiating with individual companies.

For compliance with the applicable rules, all members of the steering board and the joint negotiation team will obtain the status of experts associated to the procurement process as provided in the Financial Regulation. Given their access to highly sensitive business information, all those members will be required to sign strict confidentiality and no-conflict-of-interest agreements.

Assisted by the steering board, the European Commission will then decide which of the resulting APAs should be concluded, in particular if financing under ESI is insufficient to finance all relevant packages. The Commission will only consider those APAs for financing where at least four Participation Member States have expressed agreement. Before making any final decisions, the Commission will seek independent scientific advice on the state of progress and the available data on quality, safety and efficacy for the vaccine candidate in question.

Should financing under ESI be insufficient, Participating Member States can decide to top up ESI funding to make up the gap to finance all packages. In such a case where there are opportunities to conclude further APAs but money from ESI is no longer sufficient, Participating Member States will have the opportunity to express their interest in such opportunities. If at least four Participating Member States express interest, those Participating Member States will make use of the possibility of a voluntary contribution to ESI to the required amount allowing the Commission to proceed with signing the APA only on behalf of those Member States that have expressed interest and contributed the funds to ESI.

For full transparency, the European Commission will report to the IPCR at least once every two weeks on overall progress more generally.

Advanced Purchase Agreements and conditions

To conclude APAs, the joint negotiating team will negotiate funding packages with individual vaccine producers in return for the right to buy a specific number of vaccine doses in a given timeframe and at a certain price.

As outlined in the present Agreement, the European Commission also has the possibility to conclude APAs including an obligation to procure the vaccine if it becomes available, where the conditions (notably the pricing) of those APAs make this worthwhile and in line with the conditions in the present Agreement. If in such a case the distinction between upfront payments and purchase price is difficult to draw, the Commission will share the total cost related to the vaccine purchase but will in any case contribute no more than 50% of the total cost.

Funding provided up front will be considered as an advance payment for any eventual purchase by Member States, thus reducing the amount that Member States will have to pay when eventually purchasing that vaccine.

The up-front payments under the APAs shall be used by manufacturers to de-risk the necessary investments related to both vaccine development and clinical trials, and the preparation of the at-scale production capacity along the entire vaccine production value chain in the EU required for a rapid deployment of millions of doses of an eventual vaccine. The relevant payments should be structured according to the need of the manufacturer, but subject to the state of the vaccine development, in particular relying on transparency of the associated clinical data and its assessment, at the time of payment. This is in order to avoid obligations to pay in situations where the development work has shown a vaccine candidate likely to be unsuccessful.

The purchase price of the vaccine, as well as the amount of funding provided up front will take into account a transparent estimation of production costs (supported by independent audits where available), as well as the resources already granted from other public sources. Under the APA, the manufacturer can be asked to provide ex post proof supported by independent audits concerning the activities financed by these payments.

The aim of the negotiation is to conclude APAs with individual companies under the best possible conditions. These APAs should specify details with respect to:

a)	Payments to be made, such as payment amounts, payment schedules, type of payments requested and the use of those payments related to de-risk investment, financing clinical trials, providing working capital and scaling-up production capacity;

b)	Delivery details of the vaccine if successful, such as price per person immunised (or alternatively, number of doses required per person immunised and price per dose), quantity of doses to be delivered and delivery timeline following approval; and

c)	Any other relevant conditions, such as production capacity built or used in the EU or liability arrangements.

For liability arrangements, the joint negotiation team will make its best effort to limit what is required by individual companies for the purpose of indemnification to be included in the terms and conditions of the APA.

The APAs will contain provisions to clarify the law applicable to both the APA and resulting purchase orders as well as the competent courts. The Participating Member States agree that each APA negotiated by the Commission on their behalf with a vaccine manufacturer will have the same applicable law for all Participating Member States, and that the courts corresponding to that applicable law will be competent to hear disputes arising from that APA.

When taking a decision to finance individual APAs, the European Commission, in consultation with the steering board, will take into account the following elements: any available data on quality, safety and efficacy of the vaccine at time of negotiation of the contract, speed of delivery at scale, cost, risk-sharing, diversification of technologies, capacity to supply through development of production capacity within the EU, possible flexible future use of any capacity funded, engagement at an early stage with EU regulators with the intention to apply for an EU marketing authorisation for the candidate vaccine(s), commitment to supply vulnerable countries.

The procedure outlined above complies with the ESI Regulation and the Financial Regulation. The latter is aligned to the European procurement Directives, which also provide the basis for national procurement rules. Participating Member States may rely on the procedure run by the European Commission to directly purchase vaccines from the manufacturers as and when any of the vaccines becomes available based on the conditions laid down in the APA. Access to vaccine doses will be allocated to Participating Member States according to the population distribution key.

In the negotiations with the pharmaceutical industry under the present Agreement, the Commission will promote a Covid-19 vaccine as a global public good. This promotion will include access for low and middle income countries to these vaccines in sufficient quantity and at low prices. The Commission will seek to promote related questions with the pharmaceutical industry regarding intellectual property sharing, especially when such IP has been developed with public support, in order to these objectives. Any vaccines available for purchase under the APAs concluded but not needed and purchased by Participating Member States can be made available to the global solidarity effort.

Annex IV

Preliminary Specification Of The Product

[*****]

Annex V
List of (planned) manufacturing network partners

[*****]

Annex VI
Goods Received Form
(preliminary)

Receiver XXX Street City Country	Shipper CureVac Street City Country

Acknowledgment of goods received

Product and name:      [COMMERCIAL NAME] – CureVac Covid-19 Vaccine

Shipment number:       ______________________

Courier Services:         ______________________

To whom it may concern

The undersigned hereby acknowledge receipt of goods (Covid-19 vaccine) of shipment referenced above and declare after visual inspection that (check one of the following)

☐	said goods do not present apparent defects upon initial visual inspection and are complete

☐	said goods present some apparent defects upon initial visual inspection (see description on next page)

☐	said goods do not appear complete (see description on next page)

Receiver

Name (CAPITALS) Signature	Date

Please provide a copy of this completed form to the courier and send any other documentation of apparent defects such as photographs via E-Mail to CureVac Logistics [*****] (shipment number in email title) as soon as possible and no later than four (4) calendar days after delivery.

Visual inspection checklist

1.	Quantity received

a.	Concentrated vaccine _____________ pallets / boxes (circle as appropriate)

b.	Diluent _____________ pallets / boxes

c.	Package inserts (information leaflets) _____________ pallets / boxes

2.	Temperature check

Temperature indicated on measurement device: _________°C

Evidence of temperature excursion: (Yes/No): ___________

3.	Apparent defects

No apparent defect	Some apparent defect

☐ No apparent defect visible	☐ Broken or damaged boxes
☐ Absence of labelling or mis-labelling
☐ Leakage
☐ Temperature of goods received
☐ Other: _______________________

Comments or short description of apparent defects or of elements apparently missing PLEASE PROVIDE PHOTOGRAPHS OF APPARENT ISSUE SEPARATELY IN EMAIL

Annex VII
Description of the contractor's intended utilisation of the up-front payment and the second up-front payment

[*****]